As filed with the Securities and Exchange Commission on September 4, 1997

                                                      Registration No. 333-33465
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         STANDARD AUTOMOTIVE CORPORATION
             (Exact name of registrant as specified in its charter)

                               ------------------

       Delaware                        3715                     52-2018607
 (State or jurisdiction          (Primary Standard           (I.R.S. Employer
     of incorporation         Industrial Classification      Identification No.)
     or organization)               Code Number)

                                 321 Valley Road
                           Hillsborough Township, N.J.
                            08876-4056 (908) 369-5544
   (Address, including zip code, and telephone number including area code of registrant's principal executive offices)

                                  Steven Merker
                                  Karl Massaro
                                 321 Valley Road
                            Hillsborough Township, NJ
                            08876-4056 (908) 369-5544
             (Name, address including zip code, and telephone number
                    including area code of agent for service)

                               ------------------

                                   Copies to:

        Vincent J. McGill, Esq.                     Lawrence B. Fisher, Esq.
Phillips Nizer Benjamin Krim & Ballon LLP     Orrick, Herrington & Sutcliffe LLP
            666 Fifth Avenue                           666 Fifth Avenue

      New York, New York 10103-0084              New York, New York 10103-0001

             (212) 977-9700                             (212) 506-5000

                               ------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   (Continued on following page)

                                                 (Continued from preceding page)

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                               Proposed
                                                                Maximum         Proposed
                                                               Offering         Maximum
       Title of Each                          Amount             Price          Aggregate        Amount of
    Class of Securities                        To Be              Per           Offering        Registration
     to be Registered                      Registered(1)       Share(2)         Price(2)            Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value ..........  1,495,000 shares      $ 10.50         $15,697,500        $4,757.00
-------------------------------------------------------------------------------------------------------------------
Preferred Stock, $.001 par value........  1,150,000 shares      $ 12.50         $14,375,000        $4,357.00
-------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Preferred Stock(3)(4).....  1,150,000 shares      $   --          $     --           $    --
-------------------------------------------------------------------------------------------------------------------

Representative's Warrants(4)(5).........       230,000          $   --          $     --           $    --
-------------------------------------------------------------------------------------------------------------------
Common Stock underlying
Representative's Warrants(4)(5).........       130,000          $17.325         $ 2,252,250        $     683
-------------------------------------------------------------------------------------------------------------------
Preferred Stock underlying
Representative's Warrants(4)(5).........       100,000          $20.625         $ 2,062,500        $     625
-------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Preferred Stock
underlying Representative's
Warrants(4)(5)..........................       100,000          $   --          $     --           $    --
-------------------------------------------------------------------------------------------------------------------
Total...................................                                        $34,387,250        $  10,442
===================================================================================================================
Amount Previously Paid .................                                                           $  10,000
-------------------------------------------------------------------------------------------------------------------
Amount Due .............................                                                           $     442
===================================================================================================================


(1) Includes 195,000 shares of Common Stock and 150,000 shares of Preferred Stock issuable upon exercise of the Underwriters' Over-allotment Option.
(2)  Estimated solely for the purpose of calculating the registration fee.

(3)  Reserved for issuance upon conversion of Preferred Stock.
(4) Pursuant to Rule 416, an indeterminate number of additional shares of Common Stock are registered hereunder which may be issued in the event that applicable antidilution provisions become operative. No additional registration fee is included as to those shares.
(5) The Representative's Warrants are exercisable to purchase 130,000 shares of Common Stock and 100,000 shares of Preferred Stock.


                               ------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION DATED SEPTEMBER __, 1997


PROSPECTUS

                         STANDARD AUTOMOTIVE CORPORATION

           1,000,000 shares of Convertible Redeemable Preferred Stock

                        1,300,000 shares of Common Stock

     Standard Automotive Corporation, a Delaware corporation (the "Company"), hereby offers (the "Offering") 1,000,000 shares of 8 1/2% Senior Convertible Redeemable Preferred Stock, par value $.001 per share and liquidation preference of $_____ per share (the "Convertible Preferred Stock"), and 1,300,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). The Convertible Preferred Stock and Common Stock are sometimes collectively referred to as the "Securities." The Convertible Preferred Stock and the Common Stock will trade separately immediately after the Offering. The Convertible Preferred Stock is convertible into Common Stock at any time on or after _______, 1998 (180 days after the date hereof) prior to redemption at the ratio of one share of Common Stock for each share of Convertible Preferred Stock, an effective conversion price of $____ per share or 120% of the initial public offering price per share of Common Stock (subject to adjustment under certain circumstances including in the event of the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days after a dividend payment date, which will result in each instance in a reduction of $.50 per share in the conversion price but not below $9.00 per share). The Convertible Preferred Stock is subject to redemption by the Company at any time on or after __________, 2000 (30 months after the date hereof), in whole but not in part, at $_________per share, plus accumulated and unpaid dividends on 30 days' prior written notice, provided that the closing bid price of the Common Stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption equals or exceeds $____ per share (180% of the initial public offering price per share of Common Stock). Cumulative dividends on the Convertible Preferred Stock at the rate of $____ per share per annum are payable quarterly, out of funds legally available therefor, on the last business day of March, June, September and December of each year, commencing December 31, 1997. See "Description of Securities."

     Prior to this Offering, there has been no public market for the Securities and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price per share of Convertible Preferred Stock will be between $11.50 and $12.50 and that the initial public offering price per share of Common Stock will be between $9.50 and $10.50. For information regarding the factors considered in determining the initial public offering prices of the Securities and the terms of the Convertible Preferred Stock, see "Risk Factors" and "Underwriting." The Company has applied to have the Convertible Preferred Stock and the Common Stock listed on The American Stock Exchange ("AMEX") for trading separately under the symbols "SAC.Pr" and "SAC," respectively.

THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 9 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                     Price        Underwriting        Proceeds
                                   to Public       Discounts(1)    to Company(2)
--------------------------------------------------------------------------------
Per share of Convertible
  Preferred Stock. ............        $             $               $
--------------------------------------------------------------------------------
Per share of Common Stock .....        $             $               $
--------------------------------------------------------------------------------
Total(3) ......................        $             $               $
================================================================================

(1) Does not include additional compensation to National Securities Corporation, the representative (the "Representative") of the several Underwriters (the "Underwriters"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.
(2) Before deducting estimated expenses of $660,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.
(3) The Company has granted the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 150,000 additional shares of Convertible Preferred Stock and/or 195,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). The Over-allotment Option may be exercised to purchase shares of Convertible Preferred Stock, shares of Common Stock or any combination thereof. If such Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $_________, $_________ and $__________, respectively.

     The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities will be made against payment at the offices of National Securities Corporation, New York, New York on or about ______, 1997.

                         NATIONAL SECURITIES CORPORATION

                  The date of this Prospectus is ________, 1997

                         [Picture of Container Chassis]

                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE THE MARKET PRICE, PURCHASES OF THE SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT AND QUARTERLY REPORTS CONTAINING UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               ------------------


     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus (i) assumes that the following transactions (collectively, the "Closing Transactions") have been consummated upon the closing of this Offering (the "Closing Date"): (a) the acquisition (the "Acquisition") of Ajax Manufacturing Company ("Ajax" or the "Predecessor Company") by Standard Automotive Corporation ("Standard"), (b) the filing prior to the date of this Prospectus of a Certificate of Designation, Preferences and Rights amending the Company's Certificate of Incorporation to authorize the Convertible Preferred Stock, (c) the issuance to the holders of $325,000 in aggregate principal amount of certain notes (the "Bridge Notes") of an aggregate number of shares of Common Stock determined by dividing $325,000 by the initial public offering price per share of Common Stock (which is assumed for purposes hereof to be $10.00, yielding 32,500 shares), and (d) the repayment by Mr. Carl Massaro to the Company of $220,000 in loans, and (ii) does not give effect to (x) any exercise of the Over-allotment Option, (y) the issuance of up to 1,000,000 shares of Common Stock upon conversion of the Convertible Preferred Stock, and (z) the issuance of up to 100,000 shares of Convertible Preferred Stock and/or 130,000 shares of Common Stock upon exercise of the Representative's Warrants. See "Executive Compensation - Stock Options" and "Underwriting." References to "Ajax" or the "Company" mean Ajax and Standard, respectively, as of dates and periods prior to the Closing Date and to Standard and its subsidiaries, collectively, thereafter. References to "Ajax" or the "Predecessor Company", as they relate to historical financial information presented herein, mean the financial condition, results of operations and statistics of Ajax Manufacturing Company on a separate company basis.


                                   The Company

     The Company is a specialized manufacturer of new trailer chassis which are sold to leasing companies, large steamship lines, railroads and trucking companies to transport overland 20', 40', 45' and 48' shipping containers. The Company also remanufactures used trailer chassis. The Company recently began to manufacture a new line of 20, 30 and 40 yard sanitary containers known as roll-off dumpsters and to sell a new line of intermodal refuse containers that can be shipped on trailer chassis, barge or railroad. The Company's net sales were $22,355,871 and $42,537,553 for its fiscal years ended March 31, 1997 and 1996 respectively.

     A shipping cargo container is a reusable metal container designed for the efficient carriage of cargo with a minimum of exposure to loss through damage or theft. According to industry sources, the world container fleet has grown from an estimated 279,000 TEU (i.e., "Twenty-Foot Equivalent Unit") in 1969 to an estimated 9,100,000 TEU as of mid-1995. The Company believes that the demand for new and remanufactured container chassis is closely related to container use. The total size of the United States chassis fleet was estimated at 515,000 units in 1996 as compared to 481,000 units in 1995.

     The Company leases its 182,000 square foot manufacturing facility in Hillsborough, New Jersey. The Company has established production lines for the manufacture of new chassis and the remanufacture of used chassis. In August 1997 the Company expanded its operations by establishing a production line for the manufacture of refuse containers.

     The Company's business strategy is to grow through the acquisition of companies that manufacture complementary products, by diversifying its product lines and establishing manufacturing facilities in the SouthWestern United States or Mexico to service potential customers on the West Coast. At this time the Company has not entered into any discussions with any acquisition candidates, nor has it established a timetable for the establishment of a new manufacturing facility.

     The Company will use the net proceeds of this Offering to pay the Purchase Price of the Acquisition, repay approximately $335,000 due under the Bridge Notes and to pay $270,000 in advisory fees to certain affiliated parties.

     The Company is a Delaware corporation recently formed to acquire and operate the business of Ajax Manufacturing Company. Ajax was incorporated in 1964 under New Jersey law and commenced business in 1979. The Company's office and manufacturing facilities are located at 321 Valley Road, Hillsborough Township, New Jersey, 08876-4056, telephone (908) 369-5544.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 The Acquisition

     On the Closing Date, the Company will use the proceeds of this Offering to consummate the acquisition (the "Acquisition") from Mr. Carl Massaro, the founder and sole stockholder of Ajax, of all of the outstanding capital stock of Ajax. The Stock Purchase and Redemption Agreement (the "Stock Purchase Agreement") dated August 11, 1997 between the Company and Mr. Carl Massaro provides for a purchase price (the "Purchase Price") of $20,625,000 adjusted by an amount equal to 83.33% of the excess of Ajax's net worth as of the Closing Date over $4,463,761 (the "Net Worth Adjustment"). The Purchase Price is payable in cash on the Closing Date by Standard, except that to the extent that the Purchase Price exceeds $19,903,257, the excess amount up to $4,000,000 is payable by Ajax pursuant to a three-year promissory note bearing interest at the annual rate of 10% (the "Redemption Note"), which will be issued in consideration for stock of Ajax to be redeemed simultaneously with the Closing. Promptly after the Closing, Ajax will prepare a balance sheet to determine its net worth as of the Closing Date. Upon final determination of Ajax's Closing Date net worth, appropriate adjustments will be made to the Redemption Note or the cash portion of the Purchase Price. After the Closing Date, Ajax will operate as a wholly-owned subsidiary of the Company. See "The Acquisition."

                                  The Offering

Securities Offered ...................   1,000,000    shares   of    Convertible
                                         Preferred Stock and 1,300,000 shares of
                                         Common Stock.

Offering Prices:
  Convertible Preferred Stock ........   $_____ per share.
  Common Stock .......................   $_____ per share.

Securities outstanding
  prior to the Offering ..............   2,067,500 shares of Common Stock and no
                                         shares of Convertible Preferred Stock.

Securities to be outstanding
  after the Offering(1):
  Prior to conversion of the
    Convertible Preferred Stock ......   3,400,000  shares of  Common  Stock and
                                         1,000,000    shares   of    Convertible
                                         Preferred Stock.

  Giving effect to full
    conversion of the
    Convertible Preferred Stock ......   4,400,000 shares of Common Stock.

Terms of Convertible Preferred Stock:

Dividend Rate and Payment Dates ......   Cumulative dividends are payable at the
                                         rate of  $____  per  share  per  annum,
                                         quarterly  on the last  business day of
                                         March, June,  September and December of
                                         each  year,   commencing  December  31,
                                         1997,  when,  as and if declared by the
                                         Board   of   Directors,    before   any
                                         dividends  are  declared or paid on the
                                         Common  Stock  or  any  capital   stock
                                         ranking   junior  to  the   Convertible
                                         Preferred  Stock.  Failure  to pay  any
                                         quarterly  dividend  will  result  in a
                                         reduction of the conversion  price. See
                                         "Dividend  Policy" and  "Description of
                                         Securities--Convertible       Preferred
                                         Stock."

--------------

(1) Does not give effect to the issuance of up to 50,000 shares of Common Stock upon exercise of options at an exercise price of $_______ per share [115% of the initial public offering price per share] granted to Mr. Carl Massaro (the "Massaro Options"), and the issuance of up to 340,000 additional shares of Common Stock reserved for issuance upon exercise of stock options that may be granted under the Company's 1997 Stock Option Plan.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Conversion Rights ....................   Convertible  into  Common  Stock at any
                                         time on or after ______, 1998 (180 days
                                         after  the date  hereof)  and  prior to
                                         redemption at a conversion  rate of one
                                         share of Common Stock for each share of
                                         Convertible    Preferred    Stock   (an
                                         effective conversion price of $____ per
                                         share  or  120% of the  initial  public
                                         offering  price  per  share  of  Common
                                         Stock),  subject  to  adjustment  under
                                         certain circumstances  including in the
                                         event of the  failure of the Company to
                                         pay  a  dividend  on  the   Convertible
                                         Preferred  Stock within 30 days after a
                                         dividend   payment  date,   which  will
                                         result in each  instance in a reduction
                                         of $.50  per  share  in the  conversion
                                         price  but not below  $9.00 per  share.
                                         See           "Description           of
                                         Securities--Convertible       Preferred
                                         Stock."

Optional Cash Redemption .............   Redeemable,  in whole  but not in part,
                                         by the  Company  upon  30  days'  prior
                                         written  notice at any time on or after
                                         _____,  2000 (30 months  after the date
                                         hereof)  at  $_____  per  share,   plus
                                         accumulated   and   unpaid   dividends,
                                         provided  the  closing bid price of the
                                         Common  Stock for any 20  trading  days
                                         within  a  period  of  30   consecutive
                                         trading  days ending not more than five
                                         trading  days  prior to the date of the
                                         notice of redemption  equals or exceeds
                                         $_____ per share  (180% of the  initial
                                         public  offering price per share of the
                                         Common  Stock).   See  "Description  of
                                         Securities--Convertible       Preferred
                                         Stock."

Voting Rights ........................   The  holders of  Convertible  Preferred
                                         Stock  have  the  right,  voting  as  a
                                         class,  to approve or disapprove of the
                                         issuance  of any  class  or  series  of
                                         stock ranking  senior to or on a parity
                                         with the  Convertible  Preferred  Stock
                                         with respect to declaration and payment
                                         of  dividends  or the  distribution  of
                                         assets on  liquidation,  dissolution or
                                         winding-up. In addition, if the Company
                                         fails   to   pay   dividends   on   the
                                         Convertible  Preferred  Stock  for four
                                         consecutive  quarterly dividend payment
                                         periods,    holders   of    Convertible
                                         Preferred Stock voting  separately as a
                                         class  will be  entitled  to elect  one
                                         director;  such  voting  right  will be
                                         terminated   as  of  the  next   annual
                                         meeting of  stockholders of the Company
                                         following   payment   of  all   accrued
                                         dividends.    See    "Description    of
                                         Securities--    Convertible   Preferred
                                         Stock."

Liquidation Preference ...............   Upon   liquidation,    dissolution   or
                                         winding up of the  Company,  holders of
                                         Convertible    Preferred    Stock   are
                                         entitled    to   receive    liquidation
                                         distributions  equivalent  to $____ per
                                         share  (plus   accumulated  and  unpaid
                                         dividends)  before any  distribution to
                                         holders  of  the  Common  Stock  or any
                                         capital  stock  ranking

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                         junior  to  the  Convertible  Preferred
                                         Stock.      See     "Description     of
                                         Securities-Convertible        Preferred
                                         Stock."

Priority .............................   The Convertible Preferred Stock will be
                                         senior  to and have  priority  over the
                                         Common   Stock  with   respect  to  the
                                         payment   of    dividends    and   upon
                                         liquidation,  dissolution or winding-up
                                         of the Company.

Use of Proceeds ......................   The  Company  intends  to apply the net
                                         proceeds  of this  Offering  to pay the
                                         Purchase Price of the  Acquisition,  to
                                         repay  all  indebtedness  due under the
                                         Bridge   Notes,   to  pay  $270,000  in
                                         advisory  fees  to  certain  affiliated
                                         parties,  and to use any  balance,  and
                                         any  proceeds  of  the   Over-allotment
                                         Option, for working capital and general
                                         corporate   purposes.   See   "Use   of
                                         Proceeds."


Proposed AMEX Symbols:
  Convertible Preferred Stock ........   SAC.Pr
  Common Stock .......................   SAC


Risk  Factors ........................   An investment in the Securities offered
                                         hereby  involves a high  degree of risk
                                         and immediate and substantial dilution,
                                         and  should be made  only by  investors
                                         who can afford the loss of their entire
                                         investment.   See  "Risk  Factors"  and
                                         "Dilution."

--------------------------------------------------------------------------------

                             Summary Financial Data


     The following table sets forth (i) for the periods indicated and at the dates indicated historical summary financial information of the Predecessor Company, and (ii) adjusted pro forma financial information of the Company as of and for the fiscal year ended March 31, 1997 and the fiscal quarter ended June 30, 1997. The historical information contained in the table for the fiscal years ended March 31, 1995, 1996 and 1997 has been derived from audited financial statements, and is qualified in its entirety by, and should be read in connection with, "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited financial statements (and notes thereto) and other financial and statistical information of the Predecessor Company appearing elsewhere in this Prospectus. The historical statements of operations, other financial and cash flows data as of and for the years ended March 31, 1993 and 1994 and for the quarters ended June 30, 1996 and 1997, have been derived from unaudited financial statements. The financial statements as of June 30, 1997 and for the three month periods ended June 30, 1996 and 1997 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year. The accompanying pro forma unaudited statement of operations data reflect the effects of the Acquisition, the related equity financing, and related expenses, costs and fees as if such transactions occurred on April 1, 1996 (the beginning of the Predecessor Company's fiscal year). The accompanying pro forma unaudited balance sheet data are adjusted to give effect to the Acquisition and the other Closing Transactions as if they had occurred on June 30, 1997.


                                                                                                                Pro Forma,
                                                                                                               As Adjusted(1)
                                                                                          Quarter Ended     -----------------------
                                              Year Ended March 31,                          June 30,        Year Ended    Quarter
                              ---------------------------------------------------      ------------------    March 31,   Ended June
                             1993        1994        1995        1996       1997       1996          1997      1997       30, 1997
                             ----        ----        ----        ----        ----      ----          ----    ---------   ----------
                                         (Amounts in thousands, except share and earnings per share data)
Statement of
  Operations Data:
 Net sales ............. $    7,245  $   17,551  $   33,407  $   42,538  $   22,356  $    3,671  $    4,876  $   22,356  $    4,876
 Gross profit ..........      1,160       1,406       2,696       8,565       5,329         697       1,089       5,057       1,094
 Selling, general and
   administrative ......        839         861       1,149       3,082       2,510         264         317       1,720         359
 Amortization of
   goodwill ............       --         --         --          --           --         --         --              986         246
 Operating income ......        321         545       1,547       5,482       2,818         433         771       2,350         489
 Interest expense ......        442         342         339         118       --         --         --              410         110
 Income (loss) before
   income taxes and
   extraordinary gain ..       (121)        172       1,282       5,449       2,896         448         790       2,018         398
 Net income (loss) ..... $      (93) $      103  $      784  $    3,344  $    1,728  $      264  $      466  $    1,086  $      238
 Preferred stock
   dividends ...........       --         --         --          --           --         --         --             (886)       (221)
 Earnings (loss)
   attributable to
   Common Stockholders .        (93)        103         784       3,344       1,728         264         466         200          17
 Primary and fully
    diluted earnings
    (loss) per
    share(2) ........... $     (.04) $      .05  $      .38  $     1.62  $      .84  $      .13  $      .23  $     .06   $      .01
 Weighted average
   common and common
   equivalent shares
   outstanding(2):
 Primary and fully
  diluted ..............  2,067,500   2,067,500   2,067,500   2,067,500   2,067,500   2,067,500   2,067,500   3,400,000   3,400,000
Ratio of earnings to
  preferred stock
  dividends ............       --         --         --          --           --         --         --             1.23        1.08
Other Financial Data:
  EBITDA(3) ............ $      646  $      881  $    1,853  $    5,709  $    3,020  $      485  $      823  $    3,538  $      787
 Acquisition of
   property and
   equipment
   (use of cash) .......       (158)        (41)       (136)       (139)       (171)        (40)        (42)       (171)        (42)

---------------
   Footnotes on Page 8


                                                              March 31,                          June 30, 1997
                                       --------------------------------------------------    ----------------------
                                                                                                      Unaudited
                                       1993        1994        1995       1996       1997            Pro Forma, As
                                       ----        ----        ----       ----       ----            Adjusted (1)
                                                                                                     --------------
                                                              (Amounts in thousands)
   Balance Sheet Data:
   Working capital (deficiency) ....  $   (8)     $ (117)    $  917      $4,562     $5,941     $6,478     $ 7,845
   Total assets ....................   5,039       5,806      8,006       6,971      9,328      9,359      27,921
   Total debt (including current) ..   3,699       3,114      2,373           0                     0       4,000
   Convertible Preferred Stock .....     --          --         --          --        --          --           1
   Preferred Stock .................     --          --         --          --         --         --          --
   Stockholders' Equity ............   1,264       1,367      2,151       5,495      7,222      7,689      22,251

----------
(1) Pro forma, as adjusted amounts reflect the statement of operations data, balance sheet data and other financial data of the Predecessor Company after giving effect to the Acquisition and the other Closing Transactions, and the sale of the Securities offered hereby at the assumed price of $10.00 per share for the Common Stock and $12.00 per share for the Preferred Stock, in the manner described under "Unaudited Selected Pro Forma Financial Data."
(2) "Primary and fully diluted earnings (loss) per share" and the "Weighted average common and common equivalent shares outstanding" data assume the Predecessor Company had 2,067,500 shares of Common Stock outstanding during all periods presented. Such number of shares reflects the capitalization of the Company prior to the Acquisition.
(3) As used herein, EBITDA reflects net income (loss) increased by the effects of interest expense, income tax provisions, depreciation and amortization expense. EBITDA, which measures the Company's cash flows, should not be considered in isolation or as an alternative to measures of operating performance or cash flows pursuant to generally accepted accounting principles. EBITDA, pro forma, as adjusted, reflects the effects of amortizing preliminary goodwill and other pro forma adjustments. See "Unaudited Selected Pro Forma Financial Data."

                                  RISK FACTORS


     The Securities offered hereby are speculative and involve a high degree of risk. An investment should only be made by investors who can afford the loss of their entire investment. Accordingly, prospective investors, before making an investment, should carefully consider the following risk factors:


Risks of the Acquisition

     The Company will commence operations upon the consummation of the Acquisition of Ajax upon the closing of this Offering. There can be no assurance, however, that any benefits will be achieved or that the results of Ajax prior to the Acquisition will be improved upon. In addition, Carl Massaro, the President and Chief Executive Officer of Ajax, will resign from those positions upon consummation of the Acquisition, and become a consultant to the Company. Although Carl Massaro's position will be filled by his son, Karl Massaro, Ajax's Vice President and General Manager since 1991, there can be no assurance that the management of the Company and Ajax will be successfully combined, or that the new management will collectively have the necessary experience to operate the Company. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of part or all of the Company's business, which could have an adverse effect on the Company.

Limited Recourse Against Selling Shareholder

     Pursuant to the Stock Purchase Agreement, Carl Massaro's obligation to indemnify the Company for breaches of his representations and warranties therein is, with certain exceptions, limited to $2.0 million. Consequently, the Company will have no recourse against Mr. Massaro for claims in excess of such amount.

Inadequate Dividend Coverage

     The annual  dividend  requirement  on the  Convertible  Preferred  Stock is
$1,020,000 ($1,173,000 if the Over-allotment Option is exercised in full; assuming a public offering price of $12.00 per share of Convertible Preferred Stock). The future earnings of the Company, if any, may not initially be adequate to pay the dividends on the Convertible Preferred Stock, and, although the Company will pay quarterly dividends out of available capital surplus, there can be no assurance that the Company will maintain sufficient capital surplus or that future earnings, if any, will be adequate to pay the dividends on the
Convertible Preferred Stock. Under the Delaware General Corporation Law, dividends may be paid only out of legally available funds. Failure to pay any quarterly dividend will result in a reduction in the conversion price and failure to pay a total of four consecutive quarterly dividends will entitle the holders of the Convertible Preferred Stock, voting separately as a class, to elect one director. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. See "Dividend Policy" and "Description of Securities--Convertible Preferred Stock."

The Company's Indebtedness May Affect its Operations

     On the Closing Date of the Offering and of the Acquisition, the Company will have up to $4,000,000 in long-term indebtedness outstanding, consisting of the Redemption Note, and related annual interest expense of up to $400,000. As a result, the Company will be significantly leveraged and will have indebtedness that is substantial in relation to its stockholders' equity. The ability of the Company to make principal and interest payments will depend on future performance, which is subject to many factors, some of which will be outside the Company's control. In addition, the Redemption Note will be secured by substantially all of the assets of the Company. In the case of a continuing default by the Company under the Redemption Note, Mr. Carl Massaro will have the right to foreclose on the Company's assets, which would have a material adverse effect on the Company. Payment of principal and interest on such indebtedness may limit the Company's ability to pay dividends to shareholders. The Company's leverage may also adversely affect the ability of the Company to finance its future operations and capital needs, may limit its ability to pursue other business opportunities and may make its results of operations more susceptible to adverse economic conditions. See "The Acquisition."

Additional Capital Requirements

     Almost the entire proceeds of this Offering (assuming no exercise of the Over-allotment Option) will be used to pay the Purchase Price of the Acquisition, repay the Bridge Notes and pay certain advisory fees. As a result the Company may require additional capital to expand its operations. The Company contemplates that it may seek to expand its operations and product lines, which might require significant modifications to and modernization of the Company's facilities and the establishment of new manufacturing facilities outside the territory served by the Company's current facility and the acquisition of companies in the trailer chassis industry or related industries. Any such expansion would likely require that the Company raise additional financing either in the form of debt or equity. There can be no assurance that any such financing will be available to the Company on favorable terms, if at all. Further, there can be no assurance that the Company will be able to service its existing indebtedness or any debt it may hereafter incur in connection with the expansion of its operations. If the Company were to seek to raise additional equity, its then existing shareholders would suffer dilution to their interests.

Absence of Principal Shareholder

     Historically, the Company has obtained money and achieved other financial accommodations through arrangements guaranteed by Mr. Carl Massaro. After the Closing Date, the Company will no longer be able to rely upon Mr. Massaro's credit when seeking to borrow money or obtain other financial accommodations.

Risks Associated with Rapid Expansion and Acquisitions

     The Company's proposed expansion is expected to place a strain on its management, administrative, operational, financial and other resources. The Company's expansion will be largely dependent upon its ability to maintain its operating margins, successfully market new products, hire and retain skilled management, marketing and other personnel and successfully manage growth (including monitoring operations, controlling costs and maintaining effective management and credit controls). The Company has limited experience in effectuating rapid expansion and in managing a broader range of new services and operations which are geographically dispersed. There can be no assurance that the Company will be able to successfully expand its operations or manage growth. To date, the Company's customer base has been concentrated in the Northeastern United States. The Company's growth prospects will be significantly affected by its ability to achieve greater penetration in new and existing geographic areas and to acquire additional resellers and customer bases. The Company's prospects could be adversely affected by a decline in the trucking and shipping industry in general or in particular geographic markets or related market segments, which could result in reduction or deferral of expenditures by prospective customers. While the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. There can be no assurance that the Company will ultimately effect any acquisition or that the Company will be able to successfully integrate into its operations any business which it may acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, would have a material adverse effect on the Company.

     The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination  of  cash  and  equity  securities,  any  such  issuance  of  equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring additional indebtedness and there can be no assurance that cash flow will be sufficient to repay any such indebtedness. See "Use of Proceeds" and "Business--Strategy."

Risks of New Products


     The Company has recently begun to manufacture and market a new line of sanitary containers, known as "roll-off" dumpsters. The Company may consider manufacturing this product for inventory rather than upon receipt of customer purchase orders. There can be no assurance that the Company will be able to commercially exploit this new container line or any other new product. If it is not able to do so, the Company will incur a loss with regard to any unsold inventory.

Dependence on Trucking and Shipping Industries

     The container chassis and marine container manufacturing industries and related industries are dependent on the demand for their products from the trucking and shipping industries. Unit sales of new container chassis have historically been subject to substantial cyclical variation. Future economic downturns, increases in the utilization rate of existing container chassis or cyclical decreases in demand for marine cargo containers would likely have a materially adverse effect on the Company. Similarly, downturn or cyclical decreases in demand for container chassis would likely have a materially adverse effect on the Company. See "Business--Industry Overview."

Reliance on Small Number of Customers

     Due to the nature of the heavy-duty trailer chassis and container industries, the available pool of potential customers is limited. The Company's two largest customers, Trac Leasing and Ned Lloyd, accounted for a total of 90% (57% and 33%, respectively), of the Company's total net sales for the year ended March 31, 1997. The loss of any of such major customers could have a material adverse effect on the business of the Company, its financial condition, and its future operating results. See "Business-Business of the Company--Major Customers."

Dependence on One Manufacturing Site

     All of the Company's products are manufactured at the Company's Hillsborough Township, New Jersey facility. The Company leases the facility from Mr. Carl Massaro. Long-term interruption in the operation of this plant, from labor strikes or disputes, a natural disaster or other cause, whether or not covered by insurance, could have a materially adverse effect on the Company. See "Business--Business of the Company--and Insurance."

Competition

     The chassis and container manufacturing industries are highly competitive and barriers to entry are relatively low. The Company directly competes with Strick Corporation and Hyundai Mexico, two other manufacturers of new trailer chassis, each of which has greater financial resources and higher sales than the Company. Furthermore, the Company's products compete with alternative forms of shipping, such as truck trailers, that have experienced recent rapid growth in usage. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors or alternative forms of shipping. See "Business--Business of the Company--Competition."

Control by Management and Principal Stockholders

     Upon completion of this offering, the directors and officers of the Company will own, as a group, shares equal to approximately 48.8% of the outstanding shares of the Company's Common Stock (46.1% if the Underwriters' over-allotment option is exercised in full). As a result, management may be able to elect the entire Board of Directors and control all matters requiring stockholder approval. This concentration may also have the effect or delaying or preventing a change in control of the Company. See "Management" and "Principal Shareholders."

Dependence on Key Employees and Qualified Personnel

     The Company's success is dependent in large measure on the efforts and abilities of its executive officers, including Karl Massaro, its President. Although the Company will, prior to the Closing Date, obtain a $2 million "key man" insurance policy on the life of Karl Massaro, the loss of one or more of these executive officers could have a materially adverse effect on the Company. The future success of the Company will also depend in large part on its ability to attract and retain talented management and skilled employees. There can be no assurance that the Company can retain its key employees or that it can attract and retain qualified personnel in the future. See "Business--Business of the Company--Employees" and "Management."

Potential Adverse Effect of Government Regulation

     Trailer chassis and container length, height, width, gross vehicle weight and other specifications are regulated by the National Highway Traffic Safety Administration and individual states. Historically, changes and anticipated changes in these regulations have resulted in significant fluctuations in demand for new trailer chassis and containers thereby contributing to industry cyclicality. The Company's manufactured chassis are also subject to federal excise taxes. Changes or anticipation of changes in these regulations or in applicable tax laws may have a materially adverse impact on the Company's manufacturing operations and sales.

Notice of Violation of Federal and State Air Quality Regulation

     The federal Clean Air Act requires the Company to obtain air emission permits ("Title V Permits") from the New Jersey Department of Environmental Protection ("NJDEP") setting the emission levels from the Company's facility of various pollutants, including certain volatile organic compounds ("VOC") generated by drying solvent-based paints. The Company's equipment that requires Title V permitting includes three paint spray booths, associated natural gas fired heaters and two shot blaster systems.

     On March 13, 1997 the NJDEP issued two Notices of Violations, which asserted that the Company had failed to obtain Title V permits for the shot blasters prior to February 18, 1997 and for the heaters for the paint spray booths. The Company submitted permit applications for the heaters on March 25, 1997, which are pending. On May 2, 1997, the NJDEP issued an Administrative Order of Civil Administrative Penalty Assessment ("Order and Notice") assessing the Company a $9,000 penalty for emitting VOCs from the paint spray booths in excess of permissible limits in 1995. In response to the Order and Notice, the Company submitted to the NJDEP an adjudicatory hearing request which contests the $9,000 assessment and outlines the steps that the Company has taken to comply with the air quality regulatory requirements for VOC emissions. The NJDEP could make further assessments with respect to other years in which the allowable VOC limits were exceeded by the Company, although no other assessments have yet been made.

     The outcome of NJDEP regulatory actions cannot be predicted with certainty. The NJDEP could fine the Company for operating the shot blaster booths without a completed permit between April 1992 and February 18, 1997, for operating the heaters for the paint spray booths without a permit, and/or for emitting more VOCs from the paint spray booths than allowed by its permits. NJDEP could also require the Company to take other steps to comply with NJDEP requirements and the Clean Air Act, including capital improvements to ensure compliance with air quality regulations. Such improvements could include a VOC incinerator and/or other control apparatus which could cost $2,000,000 or more. To reduce VOC emissions, the Company is attempting to obtain permission from its customers to use water-based paint, which does not emit VOCs, instead of solvent-based paint. Failure to comply with NJDEP regulations and directives could result in fines and/or NJDEP orders to curtail or shutdown operations, any or all of which could have a material adverse effect on the Company's business and financial condition. The Company would have to bear the entire cost of any such capital improvements subject to Carl Massaro's obligations under the Stock Purchase Agreement to indemnify the Company for all environmental liability up to an aggregate of $250,000. See "Business--Business of the Company--Compliance with Federal and State Air Quality Regulation."

Other Environmental and Regulatory Compliance

     The Company is subject to Federal, state and local laws and regulations relating to its operations, including building and occupancy codes, occupational safety and environmental laws, and laws governing the use, discharge and disposal of hazardous materials. Although the Company believes that, except as described above with regard to air quality regulation, it is currently in material compliance with all such laws and regulations, there can be no assurance that health related or environmental issues will not arise in the future and, if so, that they will not have a material adverse effect on the Company's financial position or results of operations.

Inflation

     The Company produces its products upon receipt of confirmed fixed-price orders. The Company normally does not attempt to negotiate inflation-based price adjustment provisions into its orders. Consequently, the price of the chassis is determined at the time an order is accepted. Additionally, competition may limit the amount by which the Company can increase chassis prices. The Company may thus have limited ability to pass on cost increases caused by inflation to its customers on a short term basis.

Variability of Operating Results

     The Company's sales, cash flow and net earnings fluctuate considerably from quarter-to-quarter depending in large part on the availability, timing and success of individual projects. Consequently, year to year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of the results for that year. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation."

Federal Excise Tax Liability

     On July 3, 1997, the Internal Revenue Service notified Ajax of a $1,434,931 increase in federal excise tax liability relating to Ajax's valuation of tires included in the sale of new chassis for the period from March 1995 through
December 1996 and a $286,986 penalty thereon. Ajax has commenced settlement negotiations with the Internal Revenue Service regarding excise tax liability for such periods and for fiscal 1997. Pursuant to the Stock Purchase Agreement, Carl Massaro will indemnify the Company against any excise tax deficiency (net of any income tax benefit) relating to the Company's operations prior to the Closing Date, and an amount in cash equal to $1,721,917, the sum of the assessed deficiency and penalty, will be held in escrow after the Closing Date and set-off against the Purchase Price to the extent that Ajax makes payment to the Internal Revenue Service (net of any income tax benefit). See "Management's Discussion and Analysis of Financial Conditions and Results of Operation--Federal Excise Tax Liability."

Dilution


     Purchasers of shares of Common Stock in this Offering will experience an immediate and substantial dilution of $8.26 per share (based on an assumed initial public offering price of $10.00 per share of Common Stock in this Offering and no conversion of the Convertible Preferred Stock), or approximately 83% of the purchase price of the shares of Common Stock purchased by them in this Offering. Purchasers of Convertible Preferred Stock will experience an immediate and substantial dilution of $6.01 per share (based on an assumed initial public offering price of $12.00 per share of Convertible Preferred Stock and immediate conversion into an equal number of Common Shares), or approximately 50% of the effective purchase price of $12.00 per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon exercise of outstanding stock options and warrants (including the Massaro Options and the Representative's Warrants) and may occur, in addition, if the Company issues additional equity securities in the future, including issuances of Common Stock pursuant to the conversion of the Convertible Preferred Stock. Existing stockholders of the Company acquired their shares of Common Stock for cash consideration which was substantially less than the initial public offering price of the shares of Common Stock offered hereby. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Dilution" and "Management--Stock Option Plan."


No Dividends on Common Stock


      The Company has never paid any dividends on its Common Stock, and has no plans to pay dividends on its Common Stock in the foreseeable future. Furthermore, pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly dividend payment date have been paid in full to holders of the Convertible Preferred Stock. See "Dividend Policy."


Potential Adverse Effect on Market Price of Securities from Future Sales of Common Stock

     Future sales of Common Stock by stockholders (including option holders) under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or through outstanding registration rights granted to the holders of the Representative's Warrants, could have an adverse effect on the market prices of the Securities. The Company, as well as all holders of outstanding securities exercisable for or convertible into Common Stock, have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of 12 months following the date of this Prospectus without the prior written consent of the Representative. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Convertible Preferred Stock and/or the Common Stock. All of the shares of Convertible Preferred Stock and all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will have been registered under the Securities Act and, at any time on or after 180 days after the date hereof, may be converted into up to 1,000,000 additional shares of Common Stock, all of which are immediately salable. Such sales may further adversely affect the market price of the Common Stock. See "Shares Eligible For Future Sale."

Current  Prospectus  and  State  Blue  Sky  Registration   Required  to  Convert
Convertible Preferred Stock


     The shares of Common Stock underlying the Convertible Preferred Stock will be restricted and not freely transferable unless, at the time of conversion, the Company has a current prospectus covering such shares of Common Stock and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the converting holder thereof. There can be no assurance that the Company will be able to have all of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock registered or qualified on or before the conversion date and will be able to maintain a current prospectus relating thereto until the redemption of the Convertible Preferred Stock. The value of the Convertible Preferred Stock may be greatly reduced if a current prospectus covering the common Stock issuable upon the conversion thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Convertible Preferred Stock reside. The Convertible Preferred Stock will be separately tradeable immediately after this Offering. In the event investors purchase the Convertible Preferred Stock in the secondary market or move to a jurisdiction in which the shares underlying the Convertible Preferred Stock are not registered or qualified during the period that the Convertible Preferred Stock is convertible, the Company will be unable to issue shares to those persons desiring to convert their Convertible Preferred Stock unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Convertible Preferred Stock will have no choice but to attempt to sell the Convertible Preferred Stock in a jurisdiction where such sale is permissible or allow them to be redeemed prior to conversion. See "Description of the Securities--Convertible Preferred Stock."


Effect of Stock Options

     In accordance with the Stock Option Plan, the Company has reserved a total of 340,000 authorized but unissued shares of Common Stock for issuance to executive employees and directors. The committee administering the Stock Option Plan will have sole authority and discretion to grant options under the Stock Option Plan. Options granted will be exercisable during the period specified by the committee administering the Stock Option Plan except that options will become immediately exercisable in the event of a Change in Control (as defined in the Stock Option Plan) of the Company and in the event of certain mergers and reorganizations of the Company. The existence of such options could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of additional shares upon the exercise of such options could also decrease the amount of earnings and assets available for distribution to the holders of the Securities and could result in the dilution of voting power of the Securities. See "Management--Stock Option Plan."

Certain Anti-Takeover Provisions and Potential Adverse Effect on Market Price of Securities from Issuance of Preferred Stock

     The Company's Certificate of Incorporation and By-Laws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their Convertible Preferred Stock and/or Common Stock in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval.
Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Convertible Preferred Stock and/or Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Convertible Preferred Stock and/or Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Convertible Preferred Stock and/or Common Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities--Preferred Stock" and "--Section 203 of the Delaware Law."

Possible Issuance of Additional Preferred Stock Senior to the Convertible Preferred Stock

     In addition to the Convertible Preferred Stock, the Company will have 1,500,000 shares of Preferred Stock authorized after the designation of Convertible Preferred Stock which may be issued with dividend, liquidation, voting and redemption rights senior to the Convertible Preferred Stock; provided, however, that any such issuance of senior preferred stock must be approved by the holders of a majority of the outstanding shares of Convertible Preferred Stock. See "Description of Securities--Convertible Preferred Stock."

Adverse Effect of Possible Redemption of Preferred Stock

     The Convertible Preferred Stock may be redeemed by the Company in whole but not in part, at any time on 30 days' prior written notice at the initial public offering price of the Convertible Preferred Stock plus accumulated and unpaid dividends, provided the closing bid price of the Common Stock for any 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of notice of redemption equals or exceeds $_____ per share [180% of the initial public offering price per share of Common Stock]. The Company may choose to redeem the Convertible Preferred Stock rather than incur the cost of keeping a registration statement current with the Securities and Exchange Commission (the "Commission") for the shares of Common Stock underlying the Convertible Preferred Stock. Redemption or automatic conversion of the Convertible Preferred Stock could force the holders to convert the Convertible Preferred Stock at a time when it may be disadvantageous for the holders to do so, to sell the Convertible Preferred Stock at the then current market price when they might otherwise wish to hold the Convertible Preferred Stock for possible additional appreciation and receipt of dividends, or to accept the redemption price, which is likely to be substantially less than the market value of the Convertible Preferred Stock at the time of redemption.

No Assurance of Public Trading Market; Arbitrary Determination of Public Offering Prices

     Prior to this Offering, there has been no public market for the Convertible Preferred Stock or the Common Stock, and there can be no assurance that an active trading market for any of the Securities will develop or, if developed, be sustained after the Offering. The initial public offering prices of the Securities offered hereby and the terms of the Convertible Preferred Stock have been arbitrarily determined by negotiations between the Company and the Representative, and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria of value. See "Underwriting."

                                 THE ACQUISITION

The Stock Purchase Agreement


     On the Closing Date, the Company will use the proceeds of this Offering to consummate the acquisition (the "Acquisition") from Mr. Carl Massaro, the founder and sole stockholder of Ajax, of all of the outstanding capital stock of Ajax. The Stock Purchase and Redemption Agreement (the "Stock Purchase Agreement") dated August , 1997 between the Company and Mr. Carl Massaro provides for a purchase price (the "Purchase Price") of $20,625,000 adjusted by an amount equal to 83.33% of the excess of Ajax's net worth as of the Closing Date over $4,463,761 (the "Net Worth Adjustment"). The Purchase Price is payable in cash on the Closing Date by Standard, except that to the extent that the Purchase Price exceeds $19,903,257, the excess amount up to $4,000,000 is payable by Ajax pursuant to a three-year promissory note bearing interest at the annual rate of 10% (the "Redemption Note"), which will be issued in consideration for stock of Ajax to be redeemed simultaneously with the Closing. Promptly after the closing, Ajax will prepare a balance sheet as of the Closing Date to determine its net worth as of the Closing Date. Upon final determination of the Closing Day net worth, appropriate adjustments will be made to the Redemption Note or cash portion of the Purchase Price. After the Closing Date, Ajax will operate as a wholly-owned subsidiary of the Company.

     The Stock Purchase Agreement contains various customary representations and warranties by Carl Massaro. With certain exceptions, Mr. Massaro's obligation to indemnify the Company for a breach of his representations and warranties is limited to $2 million, and becomes effective if and to the extent that the amount of such losses exceeds $250,000. In particular, Mr. Massaro's obligation to indemnify the Company for environmental liability is limited to an aggregate of $250,000. Pursuant to the Stock Purchase Agreement, Carl Massaro will indemnify the Company against any income or excise tax deficiencies (net of any income tax benefit) relating to the Company's operations prior to the Closing Date, and an amount equal to $1,721,917, the sum of an excise tax liability and related penalty assessed against Ajax by the Internal Revenue Service, will be held in escrow after the Closing Date and set-off against the Purchase Price to the extent that Ajax makes payment to the Internal Revenue Service on account thereof (net of any resulting income tax benefit).


     The Stock Purchase Agreement contains restrictive covenants prohibiting Carl Massaro for the five year period commencing on the Closing Date, from directly or indirectly owning, having an ownership interest (other than less than a 2% stock ownership interest in a publicly traded corporation) in, managing, controlling or being employed by any company competing with the Company, from otherwise competing with the Company and from soliciting the Company's customers and employees.

Related Transactions with Carl Massaro


     On the Closing Date, the Company will grant Carl Massaro options (the "Massaro Options") to purchase up to 50,000 shares of Common Stock. The Massaro Options are initially exercisable at a price of 115% of the initial public offering price per share of Common Stock. The Massaro Options may be exercised for a period of four years, commencing at the beginning of the second year after the Closing Date and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the Closing Date. The Massaro Options provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price thereof as a result of certain events, including subdivisions and combinations of the Common Stock.


     On the Closing Date, the Company and Carl Massaro will enter into a three-year consulting agreement providing for annual base compensation of $160,000 and a "triple net" lease of the factory and office facility owned by Mr. Massaro and presently occupied by Ajax. During the initial five-year term of the lease, so long as the Company is not in default thereunder or under the Redemption Note, the Company will have the option to purchase the leased facility and land for a cash purchase price of $6.5 million. Ajax will also terminate an existing credit facility with Summit Bank, under which no amounts will be outstanding on the Closing Date, and Mr. Massaro will terminate his guaranty of the Company's obligations thereunder. See "Management--Employment
Agreements"  and   "Business--Business  of  the   Company--Facilities."

Bridge Financing


     In August 1997, the Company sold $325,000 in aggregate principal amount of Bridge Notes to 11 third party investors. Upon closing of this Offering, the Company will repay the principal amount of the Bridge Notes together with interest thereon at the annual rate of 12% from the date of issuance and issue to the holders of the Bridge Notes a number of shares of Common Stock determined by dividing such principal amount by the initial public offering price per share of the Common Stock offered hereby. The Company will incur a charge to operations in the period that such shares are issued.

                                 USE OF PROCEEDS


     The net proceeds to be received by the Company from this Offering, assuming an initial public offering price of $10.00 per share of Common Stock and $12.00 per share of Convertible Preferred Stock, are estimated to be approximately $21.6 million (approximately $25.0 million if the Over-allotment Option is exercised in full). The Company will use almost the entire proceeds of this Offering to pay the cash portion of the Purchase Price of the Acquisition due on the Closing Date, to repay approximately $335,000 due under the Bridge Notes and to pay $270,000 in advisory fees to certain related parties. Any balance, and any proceeds received upon the exercise of the Over-allotment Option will be used for working capital and general corporate purposes. Pending utilization as described above, the proceeds of this Offering will be invested principally in United States government securities, short term certificates of deposit, money market funds or other short-term interest-bearing investments.


                                 DIVIDEND POLICY


     The Company has never declared or paid cash dividends, and does not intend to pay any dividends in the foreseeable future on its shares of Common Stock. Pursuant to the terms governing the Convertible Preferred Stock, the Company's Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly payment date have been paid in full to holders of the Convertible Preferred Stock. Earnings of the Company, if any, not paid as dividends to holders of the Convertible Preferred Stock are expected to be retained for use in expanding the Company's business. The payment of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time. The dividends payable annually on the Convertible Preferred Stock are $1,020,000 ($1,173,000 if the Over-Allotment Option is exercised in full)[assuming an initial public offering price of $12.00 per share of Convertible Preferred Stock]. The Company's future earnings, if any, may not initially be adequate for the payment of dividends on the Convertible Preferred Stock, in which event such dividends will be paid out of the Company's then capital surplus (the Company's net assets minus the aggregate par or stated value of the outstanding shares of the Company's capital stock), if any. On a pro forma, as adjusted basis, after giving effect to this Offering, the Company's capital surplus as of June 30, 1997 was $22,572,000. The payment of dividends and any future operating losses will reduce such capital surplus, which may adversely affect the Company's ability to continue to pay dividends on the Convertible Preferred Stock. The failure to pay quarterly dividends will result in a reduction of the conversion price on the Convertible Preferred Stock and may in certain circumstances give rise to voting rights to the holders of such Convertible Preferred Stock and allow them, voting as a class, to elect one director. See "Risk Factors-Inadequate Dividend Coverage" and "Description of Securities--Convertible Preferred Stock."

                                 CAPITALIZATION


     The following table sets forth: (a) the capitalization of the Predecessor Company at June 30, 1997, and (b) the capitalization of the Company on a pro forma, as adjusted basis, to give effect to the consummation of the Acquisition, the issuance of 32,500 shares of Common Stock to the holders of the Bridge Notes, the issuance of the Securities and the receipt of the estimated net proceeds of this Offering, the initial application of such estimated net proceeds as described in "Use of Proceeds" and the consummation of the Closing Transactions without conversion of the Convertible Preferred Stock into Common Stock. See "The Acquisition" and "Certain Transactions."

                                                    June 30, 1997 (in thousands)
                                                    ---------------------------
                                                        (a)             (b)
                                                                      Pro Forma
                                                    Historical       As Adjusted
                                                    ----------       -----------
Long-Term Debt ..................................     $  --            $ 4,000
Stockholders' Equity
    AJAX
    Ajax Common stock, no par value,
    100 shares authorized, 75 shares
    issued and outstanding ......................          1                --
    STANDARD
    Common Stock: par value $.001,
    10,000,000 shares authorized and
    3,400,000 outstanding (Pro Forma
    As Adjusted) ................................        --                  3
    Preferred Stock: par value $.001,
    1,500,000 authorized, no shares
    outstanding (Pro Forma As Adjusted) .........        --                 --
    Convertible Preferred Stock: par value
    $.001, 8.5% cumulative dividend;
    1,500,000 shares authorized and 1,000,000
    shares outstanding (Pro Forma As Adjusted) ..        --                  1
Additional Paid in Capital - Convertible
Preferred Stock .................................        --             10,680
Additional Paid-In Capital - Common Stock .......        --             11,892
Retained Earnings (Accumulated Deficit) .........      7,688              (325)
                                                      ------           -------
Total Stockholders' Equity ......................      7,689            22,251
                                                      ------           -------
Total Capitalization ............................     $7,689           $26,251
                                                      ======           =======

                                    DILUTION

Common Stock


     The net tangible book value (deficit) of the Company at June 30, 1997 after giving effect to the Acquisition and the other Closing Transactions, and the sale of the Convertible Preferred Stock (assuming no conversion of the Company's Convertible Preferred Stock) was approximately ($5,177,000), or ($2.50) per share of Common Stock. Net tangible book value per share of Common Stock, represents the amount of the Company's total tangible assets less total liabilities less capital (net of underwriter discounts and offering costs) attributable to the Convertible Preferred Stock, divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the Common Stock, at an assumed initial public offering price of $10.00 per share and after deducting allocable underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom as described under "Use of Proceeds," as well as the issuance of 32,500 shares of Common Stock pursuant to the terms of the Bridge Notes at no additional cost, the Company's pro forma, as adjusted net tangible book value at June 30, 1997 (assuming no conversion of the Company's Convertible Preferred Stock) would have been approximately $5,909,000 or $1.74 per share of Common Stock. This represents an immediate increase in the net tangible book value per share of Common Stock of $4.24 and an immediate dilution of $8.26 per share of Common Stock (approximately 83% of the initial public offering price) to investors purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution allocable to the Company's Common Stockholders (assuming no conversion of the Company's Convertible Preferred Stock):

Initial public offering price per common share .................         $10.00
Pro forma net tangible book value per common share
at June 30, 1997 allocable to Common shareholders .............. (2.50)
Increase per share attributable to new Common Stock investors ..  4.24
                                                                  ----
Pro forma, as adjusted net tangible book value per share after
the Offering allocable to Common shareholders ..................           1.74
                                                                          -----
Dilution per share to new Common Stock investors. ..............          $8.26
                                                                          =====

     The computations in the table set forth above assume that the Over-allotment Option is not exercised. If the Over-allotment Option is exercised in full, the pro forma net tangible book value at June 30, 1997 allocable to the Company's Common Stock (assuming no conversion of the Company's Convertible Preferred Stock) would have been $7,645,000 or $2.13 per share of Common Stock, representing immediate dilution of $7.87 per share or approximately 79% of the initial public offering price per share of Common Stock.


     The following table summarizes, on a pro forma, as adjusted basis, after giving effect to this Common Stock Offering and the Closing Transactions, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors:


                             Shares Purchased     Total Consideration   Average
                            ------------------    -------------------    Price
                            Number     Percent     Amount     Percent  Per Share
                            ------     -------     ------     -------  ---------
Existing Stockholders .... 2,100,000    61.8%         $2,067      0%     $.001
New Investors ............ 1,300,000    38.2%     13,000,000    100%       $10
                           ---------   -----     -----------    ---
                           3,400,000   100.0%    $13,002,067    100%
                           =========   =====     ===========    ===

     The information presented above, with respect to existing stockholders, assumes no exercise of the Over-allotment Option. In addition, 130,000 shares of Common Stock and 100,000 shares of Convertible Preferred Stock have been reserved for issuance upon exercise of the Representative's Warrants, 340,000 shares of Common Stock have been reserved for future issuance upon exercise of options available for grant pursuant to the Stock Option Plan and 50,000 shares of Common Stock have been reserved for future issuance upon exercise of the Massaro Options. The issuance of such shares of Common Stock may result in further dilution to new investors. See "The Acquisition;" "Management--Stock Option Plan" and "Underwriting."


     The information set forth above gives no effect to the conversion of the shares of Convertible Preferred Stock offered hereby. If one assumes conversion of the Convertible Preferred Stock, the net tangible book value of the Company's Common Stock as of June 30, 1997, would have been $5.99, representing dilution to the purchasers of

Common Stock offered hereby of $4.01 per share or approximately 40% of the initial public offering price per share of Common Stock.


Conversion of Convertible Preferred Stock into Common Stock


     The net tangible book value of the Company at June 30, 1997 was approximately $5,056,000, or $2.45 per share of Common Stock, as converted, after giving effect to the Closing Transactions and the sale of the Common Stock offered hereby. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the Convertible Preferred Stock at an assumed initial public offering price of $12.00 per share and conversion of the Convertible Preferred Stock into an equal number of shares of Common Stock, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom as described under "Use of Proceeds," as well as the issuance of 32,500 shares of Common Stock pursuant to the terms of the Bridge Notes at no additional cost, the Company's pro forma, as adjusted net tangible book value at June 30,1997 would have been $26,376,000 or $5.99 per share of Common Stock. This represents an immediate increase in the net tangible book value of $3.54 per share to existing stockholders and an immediate dilution of $6.01 per share (or approximately 50%) to new investors acquiring shares of Common Stock upon conversion of the Convertible Preferred Stock. The following table illustrates this per share dilution:

Weighted average initial public offering price
per common share and equivalents ........................                 $12.00
Pro forma net tangible book value per common
share and equivalents  at June 30, 1997 before
the Offering ............................................  $2.45
Increase in net tangible book value per common
share and equivalents attributable to new investors .....   3.54
                                                           -----
Pro forma, as adjusted, net tangible book value
per common share and equivalents after the Offering .....                   5.99
                                                                          ------
Dilution in net tangible book value per common share
and equivalents to new investors ........................                 $ 6.01
                                                                          ======

     The computations in the table set forth above assume that the Over-allotment Option is not exercised. If the Over-allotment Option is exercised in full, the pro forma net tangible book value at June 30, 1997 would have been $29,713,000 or $6.26 per share of Common Stock, as converted representing an immediate dilution of $5.74 per share of Common Stock or 57% per share.


     The following table summarizes, on a pro forma, as adjusted basis, after giving effect to this Offering and the Closing Transactions, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors:

                                                                         Average
                                 Shares Purchased   Total Consideration   Price
                               -------------------  --------------------   Per
                                Number    Percent    Amount     Percent   Share
                               -------    -------    ------     -------  -------
Existing Stockholders ........ 2,100,000   47.8    $     2,067     0%     $ .001
Purchasers of Common Stock ... 1,300,000   29.5     13,000,000    52%     $10.00
Purchasers of Convertible
   Preferred Stock ........... 1,000,000   22.7     12,000,000    48%     $12.00
                               ---------  -----    -----------   ---
                               4,400,000  100.0%   $25,002,067   100%
                               =========  =====    ===========   ===

     The information presented above, with res to existing stockholders, assumes no exercise of the Over-allotment Option. In addition, 130,000 shares of Common Stock and 100,000 shares of Convertible Preferred Stock have been reserved for issuance upon exercise of the Representative's Warrants, 340,000 shares of Common Stock have been reserved for future issuance upon exercise of options available for grant pursuant to the Stock Option Plan and 50,000 shares of Common Stock have been reserved for future issuance upon exercise of the Massaro Options. The issuance of such shares of Common Stock may result in further dilution to new investors. See "The Acquisition;" "Management--Stock Option Plan" and "Underwriting."

                            SELECTED FINANCIAL DATA

     The following table sets forth for the periods indicated and at the dates indicated summary historical financial information of the Predecessor Company.
The  historical  information  contained  in the table for the fiscal years ended
March 31, 1995, 1996 and 1997 has been derived from audited financial statements, and is qualified in its entirety by, and should be read in connection with, "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited financial statements (and notes thereto) and other financial and statistical information of the Predecessor Company appearing elsewhere in this Prospectus. The historical information as of and for the years ended March 31, 1993 and 1994 and the quarters ended June 30, 1996 and 1997 have been derived from unaudited financial statements. The financial statements as of June 30, 1997 and for the three month periods ended June 30, 1996 and 1997 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.

                                                              Year Ended March 31,                         Quarter Ended June 30,
                                          ----------------------------------------------------------       ----------------------
                                           1993         1994          1995         1996        1997           1996         1997
                                           ----         ----          ----         ----        ----           ----         ----
                                                  (Amounts in thousands, except share and earnings per share data)
Statement of Operations Data:
   Net sales .........................  $    7,245   $   17,551   $   33,407    $   42,538   $   22,356    $    3,671   $    4,876
   Gross profit ......................       1,160        1,406        2,696         8,565        5,329           697        1,089
   Selling, general and
      administrative .................         839          861        1,149         3,082        2,510           264          317
   Amortization of goodwill ..........        --           --           --            --           --            --           --
   Operating income ..................         321          545        1,547         5,482        2,818           433          771
   Interest expense ..................         442          342          339           118         --            --           --
   Income (loss) before income
      taxes and extraordinary
      gain ...........................        (121)         172        1,282         5,449        2,896           448          790
   Net income (loss) .................  $      (93)  $      103   $      784    $    3,344   $    1,728    $      264   $      466
   Preferred stock  dividends ........        --           --           --            --           --            --           --
   Earnings (loss) attributable to
      Common Stockholders ............         (93)         103          784         3,344        1,728           264          466
   Primary and fully diluted
      earnings (loss) per
      share(1) .......................  $     (.04)  $      .05   $      .38    $     1.62   $      .84    $      .13   $      .23
   Weighted average common and common
      equivalent shares outstanding(1):
    Primary and fully diluted ........   2,067,500    2,067,500    2,067,500     2,067,500    2,067,500     2,067,500    2,067,500
Other Financial Data:
   EBITDA(2) .........................  $      646   $      881   $    1,853    $    5,709   $    3,020    $      485   $      823
   Acquisition of property and
      equipment (use of cash) ........        (158)         (41)        (136)         (139)        (171)          (40)         (42)
Balance Sheet Data:
   Working capital (deficiency) ......  $       (8)  $     (117)  $      917    $    4,562   $    5,941                 $    6,478
   Total assets ......................       5,039        5,806        8,006         6,971        9,328                      9,359
   Total debt (including current) ....       3,699        3,114        2,373          --           --                         --
   Stockholders' Equity ..............  $    1,264        1,367        2,151         5,495        7,223                      7,689

----------
(1) "Primary and fully diluted (loss) per share" and the "Weighted average common shares and common equivalent shares outstanding" data assume the Predecessor Company had 2,067,500 shares of Common Stock outstanding during all periods presented. Such number of shares reflects the capitalization of the Company prior to the Closing Date.
(2) As used herein -- EBITDA reflects net income (loss) increased by the effects of interest expense, income tax provisions, depreciation and amortization expense. EBITDA, which measures the Company's cash flows, should not be considered in isolation or as an alternative to measures of operating performance or cash flows pursuant to generally accepted accounting principles.

                   UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma statements of operations and other financial data are based upon the historical financial statements of the Predecessor Company, adjusted to give effect to the Acquisition (accounted for as a purchase), the other Closing Transactions and the sale of the Securities offered hereby at the assumed price of $10.00 per share for the Common Stock and $12.00 per share for the Preferred Stock, as if the Closing Transactions and the sale of the Securities had occurred at April 1, 1996 (the beginning of the Predecessor Company's fiscal year). The accompanying unaudited pro forma selected balance sheet data is adjusted to give effect to the Acquisition, the other Closing Transactions and the sale of the Securities as if they had occurred on June 30, 1997. The unaudited pro forma selected statements of operations and other financial data are not necessarily indicative of the results that would have been obtained if the Acquisition, the other Closing Transactions and the sale of the Securities had occurred on the dates indicated or for any future period or date. The pro forma financial data should be read in conjunction with the Company's historical financial statements and notes thereto and the historical financial statements of the Predecessor Company and the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unaudited Pro Forma Selected Statements of Operations

                                   Ajax                     Pro forma       Ajax                     Pro forma
                                Historical    Closing      As Adjusted   Historical    Closing      As Adjusted
                                Year Ended  Transactions   Year Ended  Quarter Ended Transactions  Quarter Ended
                                 March 31    Adjustments    March 31,     June 30,    Adjustments     June 30,
                                ----------   -----------   ----------   ------------- -----------  -------------
                                   1997         1997          1997          1997         1997          1997
                                   ----         ----          ----          ----         ----          ----
                                      (Amounts in thousands, except share and earnings per share data)

Pro Forma, As Adjusted
Statement of Operations
Data
Net sales .....................  $22,356         --          $22,356       $4,876          --         $4,876
Gross profit ..................    5,329         (272)(b,e)    5,057        1,089            5(e)      1,094
Selling, general and
   administrative .............    2,510         (790)(d,e)    1,720          317           42 (d)       359
Amortization of goodwill ......      --           986 (a)        986                       246 (a)       246
Operating income ..............    2,818         (468)         2,350          772         (283)          489
Interest expense ..............      --           410 (c,g)      410                       110 (c,g)     110
Income (loss) before income
   taxes and extraordinary
   gain .......................    2,896         (878)         2,018          791         (393)          398
Net income (loss) .............    1,728         (642)(f)    $ 1,086          467         (229)(f)    $  238
                                                             =======                                  ======
Preferred stock dividends .....                                (886)                                    (221)
Earnings attributable
   to Common Stockholders .....                                  200                                      17
Primary and fully diluted
    earnings per share (h) ....                               $  .06                                  $  .01
Weighted average common and
   common equivalent shares
   outstanding:
 Primary and fully diluted ....                            3,400,000                               3,400,000
Ratio of earnings to preferred
   stock dividends ............                                 1.23                                    1.08
Other Financial Data:
EBITDA(1) .....................                                3,538                                     787
Acquisition of property and
   equipment (use of cash) ....                                 (171)                                    (42)

(1) Pro forma, as adjusted, EBITDA includes historical EBITDA and the effects of amortizing preliminary goodwill and other pro forma adjustments as described in the following notes.

Notes to Unaudited Pro Forma Selected Statements of Operations

(a) The increase in amortization expense of $986 for the year ended March 31, 1997 and $246 for the quarter ended June 30, 1997 relate to the amortization of goodwill and related costs arising from the Acquisition. The allocation of preliminary goodwill (i.e., the excess of the Purchase Price over the book value of Ajax's net assets) and related amortization expense are subject to adjustment based on the completion of certain valuations and the consummation of the Acquisition, and assumes an amortization period of 20 years. A defined lease agreement for the Company's facilities has yet to be formally executed with Mr. Carl Massaro. Accordingly, the accounting treatment to be afforded to this lease has not been determined. For purposes of preparing the Pro Forma, As Adjusted, Statement of Operations Data, the effects of this contemplated lease arrangement is treated as an operating lease.
(b) The decrease in gross profits of $287 reflects the effects of the write up of acquired inventory to fair market value, which was subsequently sold in the year ended March 31, 1997.

(c) The interest expense of $410 and $110 for the year ended March 31, 1997 and the quarter ended June 30, 1997, respectively, principally relates to the Redemption Note.
(d) Historical Selling, General and Administrative Expenses for the year ended March 31, 1997 are reduced (increased) as a result of the following conditions and agreements:

         Consulting Agreement with Mr. Carl Massaro ...........  $423
         Employment Agreement with Mr. Karl Massaro ...........   430
         Additional Administrative Salary requirements ........  (150)
         Redundant Administrative Costs .......................    82
                                                                 ----
                                                                 $785
                                                                 ====


     The effects of these conditions and agreements was to increase Selling, General and Administrative Expenses by $42 for the quarter ended June 30, 1997.
(e) Reductions in rent expense of $20 for the year ended March 31, 1997 (allocated $15 to Cost of Sales and $5 to S, G & A expense) related to the effects of the rent agreement with Mr. Carl Massaro. The effects were $5 (allocated to Costs of Sales) in the quarter ended June 30, 1997.
(f) The provision for income taxes for the year ended March 31, 1997 and the quarter ended June 30, 1997 were reduced $236 and $164 respectively, as a result of the net income tax benefits related to adjustments (a), (c), (d) and (e) at an effective rate of 40%. With respect to adjustment (b), there is no related tax benefit recognized in operations for the year ended March 31, 1997.
(g) In connection with the settlement of the Bridge Notes, the Company will issue 32,500 shares of common stock to the holders of the Bridge Notes. The assumed issuance price of $10 per share will result in an interest charge of $325 in the period that such shares are issued. The unaudited selected pro forma statements of operations and other financial data for the year ended March 31, 1997 and the quarter ended June 30, 1997 do not reflect the effects of this charge.

(h) In calculating primary earnings per common share, preferred stock dividends were based on an assumed 869,000 shares of Convertible Preferred Stock outstanding during the year ended March 31, 1997 and the quarter ended June 30, 1997. The proceeds from the sale of 869,000 shares of Convertible Preferred Stock represent the funding from Convertible Preferred Stock issuances necessary to consummate the Acquisition and fund related costs (in addition to the proceeds from the sale of 1,300,000 shares of Common Stock).
     For purposes of determining primary earnings per share, the convertible preferred stock is not considered a common stock equivalent. For purposes of determining fully diluted earnings per share, the effects of such conversion is anti-dilutive.

Unaudited Pro Forma Selected Balance Sheet Data

                                                         Ajax                Closing            Pro Forma
                                                     June 30, 1997        Transactions         As Adjusted
                                                      Historical           Adjustments        June 30, 1997
                                                     ------------         ------------        ------------
                                                                     (Amounts in thousands)
Working capital ..............................              6,478             1,367(b)               7,845
Total assets .................................              9,359            18,562(b)              27,921
Total debt (including current) ...............                --              4,000(b)               4,000
Convertible Preferred Stock...................                --                  1(a)                   1
Preferred Stock...............................                --                 --                     --
Stockholders' Equity(d).......................              7,689            14,562(a,b,c)          22,251

Notes to Unaudited Pro Forma Selected Balance Sheet Data

Adjustments to reflect the Closing Transactions as if they had occurred on June 30, 1997 are as follows:

(a) The issuance of the Securities offered hereby at the assumed price of $10.00 per share for the Common Stock and $12.00 per share for the Preferred Stock, for aggregate proceeds, net of underwriting discounts, of $22,250 (excluding $660 in capitalized transaction expenses, see "Use of Proceeds");
(b) The acquisition of Ajax by the Company for $23,923; $19,923 funded by cash received in (a) with the balance ($4,000) payable in a three year promissory note bearing an interest rate of 10%; and excess cash of $1,065 reverting to the Company. In connection with the Acquisition, inventory was written up by $302 to estimated fair market values. The stockholder's equity of Ajax was eliminated in connection with the acquisition, which is accounted for as a purchase;
(c)  The issuance of 32,500 shares to Bridge Note holders;
(d) Options to purchase 50,000 shares at an exercise price of $________ [115% of the initial public offering price per share] to be issued to Mr. Carl Massaro have been valued at $1.80 per share. The related amortization period is four years.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

     The following discussion and analysis should be read together with the consolidated financial statements and notes thereto included elsewhere herein.

Overview

     The Company manufactures and remanufactures trailer chassis. The Company manufactures and remanufactures all of its chassis to order and revenues are recognized when the finished product is inspected and accepted by the customer or its agent. The market for chassis is cyclical and is affected by overall economic conditions, in particular the needs of the transportation industry. Remanufacturing existing chassis tends to be counter-cyclical to manufacturing new chassis. To reduce the effect of industry cyclicality on its business, in September 1996 the Company began to manufacture roll-off refuse containers. Sales of such containers comprised less than 1% of the Company's sales for the year ended March 31, 1997.

     Prior to the Acquisition, the Company had no business operations and engaged in no activities other than those related to its organization, the negotiation of the Acquisition and obtaining the funds necessary to complete the Acquisition, including the issuance of the Bridge Notes. Accordingly, the discussion contained herein relates solely to the operating results and financial position of Ajax. Simultaneously with the consummation of this Offering, the Company will consummate the Acquisition and the other Closing Transactions, and, among other things, Ajax will deliver the Redemption Note to Carl Massaro.

     The Company anticipates that the number of chassis it remanufactures will increase as compared to the number of new chassis it manufactures as a result of
(i) a contemplated increase in the Company's marketing of its remanufacturing capabilities, (ii) the potentially large number of purchasers of remanufactured chassis among the lessors and steamship lines that use the Company's chassis,
(iii) the fact that the container chassis fleet is growing and aging and (iv) potential regulatory changes affecting the container chassis fleet.

Results of Operations

     The  following  table  sets  forth,  for  the  period  indicated,   certain
components of the Company's Statements of Income expressed in dollar amounts (in thousands) and as a percentage of net sales:

                               Quarter Ended June 30,                        Year Ended March 31,
                         ---------------------------------  ---------------------------------------------------
                               1997              1996               1997             1996             1995
                         ---------------   --------------   ----------------   ---------------   --------------
Net Sales .............   $4,876  100%      $3,671  100%     $22,356   100%   $42,538    100%  $33,407    100%
Costs of Sales ........    3,787   78%       2,975   80%      17,027    76%    33,973     80%   30,711     92%
Selling, General ......      317    7%         264    7%       2,510    11%     3,082      7%    1,149      3%
and Administrative
Interest Expense ......       --   --%         --    --%          --    --%       118     --%      339      1%
Other Income(net) .....       19   --%          16   --%          77    --%        84     --%       74     --%
Provision for .........      324    7%         184    5%       1,168     5%     2,195      5%      498      1%
Taxes
Extraordinary .........       --   --%         --    --%          --    --%        90     --%       --     --%
Gain
Net Income (Loss) .....      466   10%         264    7%       1,728     8%     3,344      8%      784      4%



     The following discussion provides information regarding the Company's results of operations for the fiscal years ended March 31, 1995 ("Fiscal 1995"), March 31, 1996 ("Fiscal 1996") and March 31, 1997 ("Fiscal 1997") and the fiscal quarters ended June 30, 1996 and 1997.

Comparison of Fiscal Quarter Ended June 30, 1997 to Fiscal Quarter Ended June 30, 1996.

     Net Sales. Net sales in the quarter ended June 30, 1997, were $4,876,000 an increase of 33% from net sales of $3,671,000 for the quarter ended June 30, 1996. The increase in net sales reflects an increase in the quarter ended June 30, 1997, of approximately $1,000,000 in sales of remanufactured chassis, continued growth in sales of roll-off refuse containers and parts, partially offset by a decrease of approximately $600,000 in sales of new chassis as compared to the quarter ended June 30, 1996. During the quarter ended June 30, 1997, net sales of new chassis, remanufactured chassis, spare parts and roll-off containers represented 27%, 51%, 21.5% and .5% of net sales, as compared to 52%, 40%, 8% and 0%, respectively, for the quarter ended June 30, 1996.

     Cost of Sales. Cost of sales increased to $3,787,000 in the quarter ended June 30, 1997, compared to $2,975,000 for the quarter ended June 30, 1996. The increase in the cost of sales reflects the increase in net sales; however, as in both quarters cost of sales remained relatively constant as a percentage of net sales.

     Gross Profit. Gross profit was $1,089,000 in the quarter ended June 30, 1997, an increase of 56% from gross profit of $697,000 during the quarter ended June 30, 1996. The increase in gross profit reflects the fact that the Company was able to maintain its margins while increasing its net sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") were $317,000 during the quarter ended June 30, 1997, an increase of 20% from the $264,000 of SG&A incurred during the quarter ended June 30, 1996. Although SG&A increased from the quarter ended June 30, 1996, to the quarter ended June 30, 1997, SG&A represented approximately 7% of net sales during each period.

     Total Operating Costs. Total operating costs and expenses were $4,104,000 for the quarter ended June 30, 1997, an increase of 27% from the $3,238,000 of total operating costs and expenses incurred during the quarter ended June 30, 1996. Although total operating costs and expenses increased during the quarter ended June 30, 1997, total operating costs and expenses were 84% of net sales in the quarter ended June 30, 1997, as compared to 88% of net sales during the year earlier period, reflecting the increase in the Company's net sales.

     Operating Income. Operating income was $771,000 during the quarter ended June 30, 1997, an increase of 78% from operating income of $433,000 recorded during the year earlier period. As a percentage of net sales, operating income increased to 16% of net sales during the quarter ended June 30, 1997, from 12% during the earlier period, reflecting operating efficiencies attained through the increase in the level of the Company's manufacturing operations.


Comparison  of Fiscal  Year Ended  March 31, 1997 to Fiscal Year Ended March 31,
1996

     Net Sales. Net sales in Fiscal 1997 were $22,356,000, a decrease of 47% from net sales of $42,538,000 for Fiscal 1996. The decrease in net sales reflects a shift of the Company's business from the manufacture of new chassis to the remanufacture of used chassis, and a general slowdown in the trailer industry. During Fiscal 1997, sales of new chassis represented 60% of total sales as compared to 82% in Fiscal 1996. In contrast, sales of remanufactured chassis represented 40% of total sales in Fiscal 1997 as compared to 18% in Fiscal 1996. Despite the shift to the remanufacture of used chassis, the Company maintained its margins in Fiscal 1997 due to the fact that gross profit on a remanufactured chassis is approximately 85% of gross profit on a new chassis while the Company's cost to remanufacture a chassis is approximately 62% of the cost to manufacture a new chassis, reflecting, in part, the lower cost of materials used to remanufacture a chassis. Sales of refuse containers were not material during Fiscal 1997, the first year the Company manufactured refuse containers.

     Cost of Sales. Cost of sales decreased to $17,027,000 or 76% of net sales in Fiscal 1997 from $33,973,000 or 80% of net sales in Fiscal 1996. The decrease in the cost of sales as a percentage of net sales reflects the fact that during Fiscal 1997 the mix of the Company's business reflected an increase in the sale of remanufactured chassis.

      Gross Profit. Gross profit was $5,329,000 in Fiscal 1997, a decrease of 38% from gross profit of $8,565,000 in Fiscal 1996 due to decreased sales. Nevertheless, gross profit increased to 24% of net sales in Fiscal 1997 from 20% of net sales in Fiscal 1996 due to higher margins attributable to the change in the mix of the Company's products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") were $2,510,000 during Fiscal 1997, a decrease of 19% from the $3,082,000 of SG&A incurred during Fiscal 1996. Although SG&A expenses decreased from Fiscal 1996 to Fiscal 1997, SG&A represented 11% of net sales during Fiscal 1997 as compared to 7% of net sales during Fiscal 1996. The increase in SG&A as a percentage of net sales in Fiscal 1997 reflects the relatively constant nature of the SG&A expenses despite the decrease in the Company's revenues. The decrease in Fiscal 1997 SG&A principally reflects a decrease in the compensation paid to Carl Massaro of approximately $649,000 and an increase of $300,000 in compensation to Karl Massaro. See "Management--Executive Compensation."

     Total Operating Costs. Total operating costs and expenses were $19,537,000 for Fiscal 1997 a decrease of 47% from total operating costs and expenses of $37,055,000 incurred during Fiscal 1996. Consistent with the decrease in net sales, total operating costs and expenses as a percentage of net sales remained relatively constant at 87% for Fiscal 1997 and Fiscal 1996. The consistency of total operating costs and expenses as a percentage of net sales reflects the shift in the Company's business from the production of new chassis to the remanufacture of used chassis. The costs of materials related to the remanufacture of a chassis are significantly less than those related to the manufacture of a new chassis. Thus, in Fiscal 1997, when the Company's operations shifted to the production of remanufactured chassis from the production of new chassis, the Company's operating costs and expenses decreased proportionately to the decrease in its net sales.

     Operating Income. Operating income was $2,818,000 during Fiscal 1997, a decrease of 49% from the $5,482,000 of operating income during Fiscal 1996. Despite the dollar decrease in the Company's operating income, operating income as a percentage of net sales remained constant primarily as a result of the shift in the mix of the Company's products to remanufactured chassis.

     Interest Expense. Interest expense decreased to $0 in Fiscal 1997 from $118,000 during Fiscal 1996, reflecting full repayment of all interest bearing debt.


Comparison  of Fiscal  Year Ended  March 31, 1996 to Fiscal Year Ended March 31,
1995

     Net Sales. Net sales for Fiscal 1996 were $42,538,000, an increase of 27% from net sales of $33,407,000 for Fiscal 1995. The increase in net sales reflects a substantial increase in the manufacture of new chassis resulting from an increase in orders.

     Cost of Sales. Cost of sales were $33,973,000 in Fiscal 1996, an increase of 11% from $30,711,000 in Fiscal 1995. Cost of sales as a percentage of net sales decreased from 92% for Fiscal 1995 to 80% of net sales for Fiscal 1996. The decrease in cost of sales as a percentage of net sales reflects increased efficiencies resulting from the increase in the volume of the Company's net sales as well as decreases in the cost of net sales as a percentage of net sales resulting from the change in the Company's product mix. The increase in cost of sales reflects the corresponding growth of sales in the Company's business which occurred during Fiscal 1996.

     Gross Profit. Gross profit was $8,565,000 during Fiscal 1996, an increase from gross profit of $2,696,000 generated in Fiscal 1995. Further, gross profit increased to 20% of net sales during Fiscal 1996 from 8% of net sales during 1995, reflecting, in part, improved production efficiency and reduced unit cost.

     SG&A. SG&A expenses were $3,082,000 during Fiscal 1996, an increase from the $1,148,000 incurred during Fiscal 1995. SG&A expenses increased to 7% of net sales during Fiscal 1996 from 3% of net sales during Fiscal 1995. The increase in SG&A expenses as a percentage of net sales reflects the increase in executive compensation of $1,505,000, related to the amounts paid to Carl Massaro and Karl Massaro and approximately $400,000 in rent, utilities and payroll costs.

     Total Operating Costs and Expenses. Total operating costs and expenses as a percentage of net sales decreased to 87% for Fiscal 1996 as compared to 95% for Fiscal 1995. Consistent with the increase in revenues from Fiscal 1995 to Fiscal 1996 actual total operating costs and expenses increased 16% to $37,055,000 for Fiscal 1996 from $31,860,000 for Fiscal 1995. The decrease in total operating costs and expenses as a percentage of net sales reflects the substantial increase in the Company's sales volume.

     Operating Income. Operating income was $5,482,000 during Fiscal 1996, an increase of $3,935,000 from the $1,547,000 of operating income generated during Fiscal 1995 due to an increase in net sales. As a percentage of net sales, operating income increased to 13% in Fiscal 1996 from 5% of net sales in Fiscal 1995.

     Interest Expense. Interest expense was $118,000 during Fiscal 1996, a decrease of 65% from $339,000 during Fiscal 1995, reflecting debt reduction and improved operating cash flows.

Liquidity and Capital Resources

     Historically, the Company has financed its operations through debt provided by its sole stockholder and loans from financial institutions. In addition, to provide the Company with working capital, Carl Massaro has varied the amount of his compensation to reduce the expense to the Company during downturns in the Company's business.

In 1989, the Company borrowed $300,000 from an officer of Ajax at an interest rate of 9% with principal to be amortized over a term of 30 years. The Company repaid the entire balance of this loan in September 1995. In October 1995 the Company entered into a revolving line of credit agreement with a bank permitting borrowing up to the lesser of $2,000,000 or the sum of certain inventory and receivables plus $750,000. As of June 30, 1997 there were no amounts outstanding on the Company's bank credit facilities.


     Capital expenditures, primarily for the acquisition of equipment at the Company's facility were $171,000, $139,000 and $136,000 in Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. The Company anticipates that capital expenditures during fiscal 1998 will slightly exceed those of the preceding years as the Company expands its roll-off refuse container business and expands its product line to include intermodal containers. Nevertheless, the Company could require substantial additional capital if it were to seek to expand its product lines by substantially modifying or modernizing its facility, open additional facilities or acquire a new business within the chassis industry or related industries.


     The Company used $153,000 in operating activities during the quarter ended June 30, 1997, as compared to $194,000 provided by operating activities during the quarter ended June 30, 1996. The use of cash in operating activities during the quarter ended June 30, 1997, reflects primarily an increase of approximately $1,800,000 in the Company's inventory and a decrease of $640,000 in accounts payable and accrued expenses partially offset by a decrease of $1,600,000 in accounts receivable. Net cash provided by investing activities was $38,000 during the quarter ended June 30, 1997, as compared to $120,000 used in investing activities during the quarter ended June 30, 1996. The use of cash in investing activities during the earlier period reflects a loan of $80,000 to a related party and the application of $40,000 to the acquisition of property and equipment. The $38,000 provided by investing activities during the June 30, 1997 quarter reflects the repayment of the $80,000 loan by the related party partially offset by the application of $42,000 applied to the acquisition of property and equipment.

     Net cash provided by operating activities decreased to $547,000 in Fiscal 1997 from $2,870,000 in Fiscal 1996. The decrease in cash provided by operating activities reflects the reduction in the Company's net income, the growth in accounts receivable from $271,000 in Fiscal 1996 to $1,792,000 in Fiscal 1997, partially offset by an increase in the Company's accounts payable and accrued expenses from $806,000 as of the end of Fiscal 1996 to $1,849,000 as of the end of Fiscal 1997. Net cash used in investing activities in Fiscal 1997 was $471,000 as compared to $325,000 of net cash provided by investing activities in Fiscal 1996. The cash used in investing activities in Fiscal 1997 reflects a loan of $300,000 (which is evidenced by a note which does not bear interest or stipulate payment terms) primarily to the Company's principal shareholder and the application of $171,000 to the acquisition of property and equipment. The net cash of $325,000 provided by investing activities in Fiscal 1996 represents the repayment of a note from a related party of approximately $464,000 partially offset by $139,000 applied to the acquisition of property and equipment. Net cash used in financing activities in Fiscal 1997 was --$0-- as compared to $2,225,000 used in financing activities during Fiscal 1996. Cash used by financing activities in Fiscal 1996 represented principally $1,406,000 applied to reduce short term borrowings and $525,000 applied to reduce restructured debt.

     Net cash provided by operating activities increased to $2,867,000 in Fiscal 1996 from $2,254,000 in Fiscal 1995 reflecting the increase in the amount of $2,560,000 in the Company's net income and decreases in inventory of $2,205,000 offset by decreases in accounts payable and accrued expenses of $2,800,000 and increases in accounts receivable of $986,000. Net cash provided by investing activities was $325,000 in Fiscal 1996 compared to approximately $600,000 of net cash used in investing activities in Fiscal 1995 due primarily to the repayment during Fiscal 1995 of notes receivable from related parties. The use of net cash in investing activities in Fiscal 1995 represents loans to related parties of approximately $464,000 and approximately $136,000 applied to the purchase of property and equipment. Net cash used in financing activities of $2,225,000 in Fiscal 1996 remained approximately unchanged from the $2,176,000 used in Fiscal 1995. The use of net cash in financing activities in Fiscal 1995 principally reflects a reduction of $1,701,000 in the Company's short term borrowings and approximately $316,000 paid to reduce loans from related parties.


     The terms on which the Company manufactures and remanufactures chassis provide for payment within 30 days of acceptance and the Company's accounts receivable were collected in an average of less than 30 days during Fiscal 1996 and Fiscal 1997.

     On the Closing Date, the Company will repay $325,000 in aggregate principal amount to the holders of the Bridge Notes, together with interest thereon at the annual rate of 12% per annum, and issue to the holders of the Bridge Notes an aggregate of 32,500 shares of Common Stock (assuming an initial public offering price of $10.00 per share of the Common Stock). The Company will incur a charge to operations in the period that such shares are issued. In addition, Carl Massaro will repay $220,000 in loans from the Company and the Company will terminate its line of credit with Summit Bank.

     The annual dividend requirement on the Convertible Preferred Stock is $1,020,000 ($1,173,000 if the Over-allotment Option is exercised in full; assuming an initial public offering price of $12.00 per share of Convertible Preferred Stock). The future earnings of the Company, if any, may not initially be adequate to pay the dividends on the Convertible Preferred Stock, and, although the Company will pay quarterly dividends out of available capital surplus, there can be no assurance that the Company will maintain sufficient capital surplus or that future earnings, if any, will be adequate to pay the dividends on the Convertible Preferred Stock. In addition, on the Closing Date of the Offering and the Acquisition, the Company will have up to $4,000,000 in debt outstanding, consisting of the Redemption Note, which bears interest at an assumed rate of 10%, payable quarterly, and an aggregate annual interest expense of up to $400,000.




     The Company anticipates that the proceeds of this Offering (assuming no exercise of the Over-allotment Option) and cash generated from operations will be sufficient to satisfy all working capital needs for 12 months after the date hereof. The Company intends to seek opportunities for growth through acquisitions, and, in connection therewith, may seek to raise additional cash in the form of equity, bank debt or other debt financing, or may seek to issue stock as consideration for assets. At this time the Company is not party to any agreements for acquisitions or joint ventures.

Recent Pronouncements of the Financial Accounting Standards Board

     The Financial Accounting Standards Board has issued Statements of Financial Accounting Standard Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation." Statement No. 123 is effective for years beginning after December 15, 1995. The adoption of Statement No. 123 is not expected to have a material effect on the Company's financial statements as the Company has adopted only the disclosure requirements of Statement No. 123 for options granted to employees.

                                    BUSINESS

Overview of the Company

     The Company is a specialized manufacturer of new trailer chassis which are sold to leasing companies, large steamship lines, railroads and trucking companies to transport overland 20', 40', 45' and 48' shipping containers. The Company also remanufactures used trailer chassis. Ajax recently began to manufacture a new line of 20, 30 and 40 yard sanitary containers known as roll-off dumpsters and to sell a new line of intermodal refuse containers that can be shipped on trailer chassis, barge or railroad. Ajax's net sales were $22,355,871 and $42,537,553 for its fiscal years ended March 31, 1997 and 1996, respectively.

     A shipping container is a reusable metal container designed for the efficient carriage of cargo with a minimum of exposure to loss through damage or theft. According to industry sources, the world container fleet has grown from an estimated 279,000 TEU in 1969 to an estimated 9,100,000 TEU as of mid-1995. The Company believes that demand for new and remanufactured container chassis is closely related to container use. The total size of the United States chassis fleet was estimated at 515,000 units in 1996 as compared to 481,000 in 1995.

     The Company leases its 182,000 square foot manufacturing facility in Hillsborough, New Jersey. The Company has established production lines for the manufacture of new chassis and for the remanufacture of used chassis. In August 1997 the Company expanded its operations by establishing a production line for the manufacture of refuse containers.

     The Company's business strategy is to grow through the acquisition of companies that manufacture complementary products, by diversifying its product lines and establishing manufacturing facilities in the SouthWestern United States or Mexico to service potential customers on the West Coast, who are currently constrained by freight cost considerations from purchasing from the Company's East Coast facility. At this time the Company has not entered into any discussions with acquisition candidates, nor has it established a timetable for the establishment of a new manufacturing facility.

     The Company will use the proceeds of this Offering to pay the Purchase Price of the Acquisition, repay approximately $335,000 due under the Bridge Notes and to pay $270,000 in advisory fees to certain affiliated parties.

Industry Overview

     The Shipping Container and Chassis Market

     The Company manufactures and remanufactures chassis used in the transport of shipping containers.

     Steamship companies use chassis by attaching them to a truck cab, driving it to a customer's warehouse, having a container loaded upon it, transporting the container to an ocean going vessel, removing the container from the chassis and loading the container on a ship. At the destination, the container is unloaded from the ship onto another chassis which is attached to a truck cab for transportation to the container's next or final destination. Rail freight users stack the chassis either separately or together with the containers on rail cars.

      A shipping container is a reusable metal container designed for the efficient overland carriage of cargo with a minimum of exposure to loss through damage or theft. Containers are manufactured to conform to worldwide standards of container dimensions and container ship fittings adopted by the International Standards Organization ("ISO") in 1968. The standard container is either 20' long x 8' wide x 8'6" high (i.e., one "20 foot Equivalent Unit" or "TEU") or 40' long x 8' wide x 8'6" high (two TEU). Standardization of the construction, maintenance and handling of containers allows containers to be picked up, dropped off, stored and repaired efficiently. This standardization is the foundation on which the container industry has developed.

     The Container Market

     One of the primary benefits of containerization has been the ability of the shipping industry to effectively lower freight rates due to the efficiencies created by standardized intermodal containers. Containers can be handled much more efficiently than loose cargo and are typically shipped via several modes of transportation, including truck, railway and ship. Containers require loading and unloading only once and remain sealed until arrival at the final destination, significantly reducing transport time, labor and handling costs, and losses due to damage and theft.

Efficient movement of containerized cargo between ship and shore reduces the amount of time that a ship must spend in port and the transit time of freight moves.

     Greater use of containers on cargo ships has led railroad and trucking companies to increase their capacity to transport containers domestically by chassis and railcar, and shipping companies have begun soliciting domestic freight in order to mitigate the cost of moving empty containers back to the port areas for use again in international trade. The introduction in the mid-1980's of the double stack railroad car, specially designed to carry containers stacked one on top of another, accelerated the growth of domestic intermodal transportation by reducing shipping costs still further. Due to these trends, an increasing portion of domestic cargo is now being shipped by container instead of by a conventional highway trailer.

     The Container Chassis Market

     The total size of the United States chassis fleet was estimated at 515,000 units in 1996 as compared to 481,000 units in 1995. Most chassis are owned by leasing companies or by maritime shipping companies. Two of the largest owners of container chassis are Flexi Van Leasing, Inc. and Trac Lease, Inc., customers of the Company.

     Factors Affecting Demand for Container Chassis in the United States

     The Company believes that the demand for container chassis is closely related to container use. The Company believes that the primary factors affecting demand for container chassis are: domestic and international business conditions, technical changes (resulting from a desire for greater payloads), regulatory developments (such as a requirement for a new braking system) and foreign use of containerization, railroad containerization and over-the-road containerization. Increased ocean and rail freight usage has a direct relationship with chassis demand, and such increase is affected by general business conditions, domestically and internationally.

     Chassis Design, Technology and Useful Life


     There has been little change in container chassis design over the last five years. Over a more extended time, customers have sought longer chassis capable of carrying larger payloads. As a result, chassis length has increased from 40' to 45' to 53'. In addition, moving the running gear further to the rear to increase load-bearing capacity and increasing container height by six inches has affected the design of the chassis "gooseneck." Such redesigns have increased the demand for remanufactured chassis. If properly used and maintained, a chassis generally lasts between 15 and 20 years. Legal obsolescence (which is in part a function of technological advances) plays a large role in the useful life of a chassis. Proposed changes in laws concerning the vehicles' braking systems would add $700 to $1,800 to the cost of a chassis. This would increase demand for remanufacturing and have a favorable effect on the Company's business. Changes in industry practice also affect the life of a chassis. Shippers generally demand the ability to carry the largest possible payload, thereby forcing carriers to upgrade their chassis to accommodate such demands.


     Products

     New Container Chassis. The Company manufactures its new chassis from raw materials and purchased parts to customer order, in accordance with International Standards Organization ("ISO") specifications or such other specifications as the customer may require.

     Remanufactured Container Chassis. The Company remanufactures chassis originally built by the Company and by other manufacturers to customer order and to ISO specifications. The Company remanufactures a used chassis by removing all of its components except the axles, which are refurbished, and replacing the discarded components with new components. In periods of high demand, customers tend to purchase new chassis because their existing chassis are in use and cannot be returned for remanufacture. When demand eases, leasing companies are able to remove chassis from service for remanufacturing at the end of their lease terms.

     Chassis Parts. Chassis parts include front assemblies ("goosenecks"), slider assemblies and rear bolster sets. Sales of chassis parts and sub-assemblies have historically been small. However, the Company anticipates that such sales will increase as the number of chassis in service grows.

     Sanitary Containers. Ajax has recently begun to manufacture and market a new line of 20, 30 and 40 yard sanitary containers known as roll-off dumpsters, which will be available in standard and watertight containers. The Company anticipates that the potential market for its sanitary containers will include waste haulers, scrap metal dealers, construction and demolition companies and leasing companies in the Northeast. Although the Company is unable to estimate the total demand for its sanitary containers, the Company contemplates that it may manufacture such containers for sale from inventory rather than upon receipt of a customer purchase order. The Company is in discussions with several waste haulers regarding their requirements for these products. In addition, the Company has begun to offer for sale a line of enclosed, intermodal refuse containers that can be shipped on trailer chassis, barge or railroad.

     New Products. The Company's new product lines include converter dollies, for which manufacturing has commenced, as well as platform trailers and "drop frame" trailers. Converter dollies are used to link tandem trailers and are manufactured in a similar (but simpler) manner as a chassis. The Company expects that these dollies would be marketed directly to fleet over-the-road haulers.

     Revenue by Product


     The table set forth below shows the Company's approximate sales as a percentage of total sales by product group for the last six years:


 Fiscal Year Ended                                  New      Remanufactured
    March 31,                                     Chassis        Chassis
  ----------------                                -------    --------------
       1997 ................................        60%            40%
       1996 ................................        82%            18%
       1995 ................................        70%            30%
       1994 ................................        67%            33%
       1993 ................................         (1)          100%
       1992 ................................         (1)          100%

----------
(1) Due to intense price competition during these years the Company focussed exclusively on the remanufacture of used chassis.

     During the quarter ended June 30, 1997, sales of new chassis and remanufactured chassis represented 27% and 51% of the Company's net sales, the balance being comprised of spare parts.

     In general, the Company's cost to remanufacture a chassis is approximately 62% of the Company's cost to build a new chassis. However, gross profit earned by the Company on a remanufactured chassis is approximately 85% of the Company's gross profit on a new chassis. Although the Company has historically received only limited revenues from the sale of parts and subassemblies, it anticipates that such sales will increase as the number of chassis in service grows.


     Business Strategy

     The Company's business strategy is to grow through the acquisition of companies that manufacture complementary products, by diversifying its product lines and, and establishing manufacturing facilities in the SouthWestern United States or Mexico to service existing customers on the West Coast. At this time the Company has not entered into any discussions with acquisition candidates, nor has it established a timetable for the establishment of a new manufacturing facility.

     Marketing and Distribution

     The Company sells directly to its customers, and does not use outside dealers or distributors. The Company anticipates that new products, such as sanitary containers and truck trailers, will be sold both directly and through dealers and distributors. The Company currently employs one person in sales who, together with senior management, maintain customer contacts. The Company intends to increase the size of its sales force. The Company participates in industry trade shows and is listed in industry registers. The Company does not currently rely heavily on printed advertisement of its products. Magazine and trade publication promotion of its products is limited.

     Manufacturing

     The Company manufactures all of its products to order. The Company maintains little finished goods inventory. All products are pre-inspected by the buyer before title passes. Products are then shipped FOB manufacturer. Customer orders run from as little as 100 units to as many as 2,000 units. Production scheduling, except for customer emergencies, is generally planned three months in advance. Each of the Company's production lines is capable of producing between 13 and 15 chassis per single daily shift on a continuous basis. The Company currently operates three production lines for one shift per day. The Company has the capacity to operate four production lines for two shifts per day.

     The Company manufactures most of the components that are used in the chassis from commercially available, standard supplies and materials. Where possible, the Company purchases pre-sized material. Lead times are generally between four to eight weeks. In the case of steel I beams, lead time is tied to the steel mills' production scheduling. The Company maintains an inventory position which it believes is sufficient to prevent delays due to inventory shortages. The Company engages independent contractors to arrange, at no cost to the Company, for the disposal of parts of refurbished chassis and used equipment that are stored at its present location.

     Raw Materials

     Materials, such as steel, tires and wheels, represent approximately 82% of the cost of sales of manufactured chassis and 51% of the cost of sales of remanufactured chassis, the remainder consisting of labor and factory overhead. Labor represents about 11% and 40% of product cost for new and remanufactured chassis, respectively, and is the other significant cost factor. Any change in the price of materials or labor would have a direct effect on the price of the product. Other factors affecting product cost include design changes, changes in available materials and changes in government regulations. The Company has generally been able to pass any such cost increases through to its customers.

     The Company does business with suppliers with which it has generally had long relationships. All of its primary suppliers are well-known in the industry, substantial and have a reputation for reliability. The Company purchases its materials on an as-needed basis, and does not have any long-term agreements with any of its suppliers.

     Machinery and Equipment

     The Company's manufacturing equipment consists primarily of steel bending, cutting, hole punching and welding equipment. There have been little basic changes in this type of equipment over time. The basic equipment used by the Company has a useful life of 40 or more years. The Company manufactures some and maintains most of its tools and dies. If the Company implements its plans to manufacture new products, it would acquire additional tooling and equipment as necessary. The Company also uses paint spraying and material handling equipment. The Company has its own internal maintenance department and performs regular preventive maintenance on its equipment.

     Major Customers

     The Company generally sells to leasing companies that, in turn, lease chassis to steamship companies. The Company also negotiates purchase orders directly with steamship companies. Although the Company typically has long-standing relationships with such steamship companies, it does not have any long-term contracts with them, as all sales are made pursuant to purchase orders. The Company does not offer any special discounts or credit terms.

     Set forth below are the Company's sales by percentage of net sales to five customers which individually accounted for 10% of more of net sales for the fiscal years ended March 31, 1995, 1996 and 1997.


                                   Fiscal Year Ended March 31,
                                   ---------------------------    Quarter Ended
      Customer                     1995        1996       1997    June 30, 1997
   --------------                  ----        ----       ----    -------------
   Trac Leasing ................    32%        33%         57%          26%
   Ned Lloyd ...................    --         26%         33%          --
   Nadag Lloyd .................    --         18%         --           --
   Flexi Van Leasing ...........    30%        10%         --           56%
   Maersk Lines ................    37%        --          --           --
   Total .......................    99%        87%         90%          82%


     Trac Leasing and Flexi Van Leasing each purchase new chassis from the Company for the account of approximately 12 steamship lines and other lessees and end users and purchase remanufactured chassis for their own account. Historically, the Company has relied on a limited number of customers for a substantial portion of its total net revenues. The Company expects that a significant portion of its future revenues from chassis sales will continue to be generated by a limited number of customers.

     Competition for the Manufacture of New Chassis

     The Company believes that it has only two significant domestic competitors in manufacturing new chassis. The Company believes that it has no significant competitors in remanufacturing chassis on a production line basis and is aware of only a limited number of companies that remanufacture on a piece-by-piece basis. Because container chassis are purchased FOB manufacturer, shipping costs affect customer purchase decisions. The market is thus segmented geographically. The Company currently competes mainly on the Eastern seaboard, with some Gulf Coast sales. The Company's primary competitors are Strick Corporation (located in Pennsylvania) which also services the Northeast market primarily, and Hyundai Mexico (located on the California border), both of which manufacture products in addition to trailer chassis. The Company believes that none of the competitors in the industry has a price advantage.

     In making purchase decisions, the customer generally considers engineering, quality, availability, price and transportation cost. The Company believes that it competes well with regard to each of these factors, as a result of the Company's design and manufacturing integrity, its flexibility in making design changes to meet customer requirements, its ability to meet delivery schedules and its competitive pricing.

     Manufacturing labor, both direct and indirect, represents approximately 11% of the value of a new chassis, while materials represent in excess of 82% of value and the balance is SG&A expense. This ratio, plus the cost of shipment, tends to protect the domestic container chassis market from low labor cost foreign competition. Additionally, chassis used elsewhere in the world are manufactured to local standards in addition to ISO specifications. The Company believes that, with the exception of chassis being manufactured by Hyundai in Mexico and shipped to California, there are no chassis imported into the United States.

     Due to freight cost considerations, the industry competes on a regional basis. The Company thus believes that there is currently no significant export market. The Company is evaluating the feasibility of establishing a facility in the Southwestern United States or Mexico to serve potential customers on the West Coast, although the Company has not identified any such facility and there can be no assurance that any such facility, if identified, will be established.

     Product Warranties

     The Company provides limited warranties against construction defects in its products. These warranties generally provide for the replacement or repair of defective parts or workmanship for a specified period following the date of sale. Customers and end-users also receive warranties from suppliers of components incorporated into the Company's chassis.

     Facilities

     Upon closing of the Acquisition, Ajax and Carl Massaro will enter into a new lease whereby Ajax will continue to lease from Mr. Massaro, on a "triple net" basis, the 189,000 square foot factory complex it currently occupies. The facility is located on 22 acres in Hillsborough Township, New Jersey, approximately 45 miles southwest of New York City. The area is rural to suburban and is convenient to major expressways and points of delivery. The facility was built in 1964. Currently approximately 2,500 square feet is devoted to administrative offices and the balance is used for manufacturing and warehousing. The 22 acre site is part of an approximate 70 acres owned by Mr. Massaro. The site is primarily used for storing chassis and inventory and employee parking. The Company believes that it has sufficient storage and warehousing space.

     The lease will provide for a five-year initial term and will be renewable at the Company's option for four successive, five year renewal terms, at an annual base rent of $600,000 for the initial term, subject to increase during each renewal term by the percentage increase in the Consumer Price Index over the immediately preceding five year term. The lease will contain customary provisions indemnifying Mr. Massaro for the acts of the Company and its employees, agents, contractors and the like, and against certain specified environmental liabilities other than those arising out of Mr. Massaro's use of the leased facility and land prior to the closing of the Acquisition and acts which at Mr. Massaro's discretion are required to be performed by the Company. Additionally, so long as the lease remains in effect, the Company is not in default thereunder or under the Redemption Note, the Company will have the option, exercisable during the initial term of the lease, to purchase the leased facility and land for a cash purchase price of $6,500,000.

     Violation of Federal and State Air Quality Regulation

     The federal Clean Air Act requires the Company to obtain air emission permits ("Title V Permits") from the New Jersey Department of Environmental Protection ("NJDEP") setting the emission levels from the Company's facility of various pollutants, including certain volatile organic compounds ("VOC") generated by drying solvent-based paints required by customer specifications. NJDEP deems the facility to be a "major" facility because the facility has the potential to emit more than 25 tons per year of VOCs. The NJDEP determined the Company's Title V permit application to be complete on November 14, 1996 and NJDEP is reviewing the application. The Company has satisfied all NJDEP requests for further information. Pursuant to NJDEP Title V regulations, the Company pays an annual air contaminant fee.

     The equipment that requires Title V permitting includes three paint spray booths, associated natural gas fired heaters and two shot blaster systems. NJDEP has issued permits for the spray booths and shot blasters. On March 13, 1997 the NJDEP issued two Notices of Violations to the Company, which respectively asserted that the Company had failed to obtain Title V permits for (i) the shot blasters prior to February 18, 1997 and (ii) the heaters for the paint spray booths. The Company submitted permit applications for the heaters on March 25, 1997, which are pending.

     NJDEP requires the Company to file an annual Emission Statement to report the estimated actual emissions of regulated air contaminants, including VOCs. The Company's Emission Statements show that the facility emitted 53.31, 92.97,
88.03  and  55.55  tons  per  year  of  VOCs  in  1993,  1994,  1995  and  1996, respectively. The paint spray booths account for approximately 97% of the reported VOCs. The permits for the paint spray booths allow a combined total of
26.89 tons of VOCs per year to be emitted. In March 1997, the Company applied for new permits which seek to increase the VOC emission limits of the paint spray booths by almost 25 additional tons per year. That application is pending.

     On May 2, 1997, the NJDEP issued an Administrative Order of Civil Administrative Penalty Assessment ("Order and Notice") assessing the Company a $9,000 penalty for emitting VOCs from the paint spray booths in excess of permissible limits in 1995. In response to the Order and Notice, the Company submitted to the NJDEP an adjudicatory hearing request which contests the $9,000 assessment and outlines the steps that the Company has taken to comply with the air quality regulatory requirements for VOC emissions. The NJDEP could make further assessments with respect to other years in which the allowable VOC limits were exceeded by the Company, although no other assessments have yet been made.

     The outcome of NJDEP regulatory actions cannot be predicted with certainty. The NJDEP could fine the Company for operating the shot blaster booths without a completed permit between April 1992 and February 18, 1997, for operating the heaters for the paint spray booths without a permit, and/or for emitting more VOCs from the paint spray booths than allowed by its permits. NJDEP could also require the Company to take other steps to comply with NJDEP requirements and the Clean Air Act, including capital improvements to ensure compliance with air quality regulations. Such improvements could include a VOC incinerator and/or other control apparatus which could cost $2,000,000 or more. NJDEP could also require the Company to use paints with lower VOC content. To reduce VOC emissions, the Company is attempting to obtain permission from its customers to use water-based paint, which does not emit VOCs, instead of solvent-based paint. Failure to comply with NJDEP regulations and directives could result in fines and/or NJDEP orders to curtail or shutdown operations, any or all of which could have a material adverse effect on the Company's business and financial condition.

     Other Environmental and Regulatory Compliance

     The Company is subject to extensive Federal, state and local laws and regulations relating to its operations, including building and occupancy codes, occupational safety and environmental laws, and laws governing the use, discharge and disposal of hazardous materials. Except as otherwise described above with regard to its compliance with air quality regulations, the Company believes that it is currently in material compliance with all such laws and regulations.

     Insurance

     The Company maintains auto liability and comprehensive coverage of $300,000, contents/physical loss coverage of $350,000 and statutory workmen's compensation coverage. The Company has not experienced any significant claim under any of its insurance policies.

     Employees

     As of March 31, 1997, the Company had 146 full-time employees of whom four were managers, eight were administrative personnel and the rest were in production. The Company's employees do not belong to a collective bargaining unit and the Company considers its relations with employees to be satisfactory.

     Litigation

     On July 3, 1997, the Internal Revenue Service notified Ajax of a $1,434,931 increase in federal excise tax liability relating to Ajax's valuation of tires included in the sale of new chassis for the period from March 1995 through December 1996 and a $286,986 penalty thereon. Ajax intends to contest this claim vigorously. Pursuant to the Stock Purchase Agreement, Carl Massaro will indemnify the Company against any excise tax deficiency (net of any income tax benefit) relating to the Company's operations prior to the Closing Date, and an amount equal to $1,721,918, the sum of the assessed deficiency and penalty, will be held in escrow after the Closing Date and set-off against the Purchase Price to the extent that Ajax makes payment to the Internal Revenue Service (net of any income tax benefit).

     The Company is involved in litigation arising in the normal course of its business, none of which is believed, individually or in the aggregate, to be material to the Company's financial position and results of operations.

                                   MANAGEMENT

Executive Officers and Directors

     The executive officers and directors of the Company are as follows:

     Name                      Age   Position with the Company
     ------                    ---   -----------------------
     Roy Ceccato* ...........   38   Director
     Karl Massaro** .........   44   President and Director
     Steven Merker** ........   40   Chairman of the Board, Treasurer and Chief
                                     Financial Officer
     William Merker .........   37   Vice President, Secretary and Director
     Joseph Spinella* .......   40   Director

     ----------
     *    Member of the Audit Committee
     **   Member of the Compensation Committee

     Roy Ceccato has been a Director of the Company since August 1997. Since 1995, Mr. Ceccato has been Director of Finance of Complete Management, Inc., an AMEX-listed physician practice management company. From 1990 to 1995, he was President of Broad Partners, Inc., a management consulting firm. From 1986 to 1989, he was Vice President of The R.O.I. Group, Inc., an investment banking firm specializing in retailing and machine tool parts manufacturing companies for the aerospace industry. Mr. Ceccato graduated from Pace University in 1980 with a BBA in management accounting.

     Karl Massaro has been President and a Director of the Company since August 1997. Mr. Massaro has been Vice President and General Manager of Ajax since 1991. From 1984 to 1990, he was purchasing manager and chief product designer/engineer of Ajax, and, prior to that, he worked for Ajax in various other capacities from 1963 to 1984.

     Steven Merker has been Chairman of the Board, Treasurer and Chief Financial Officer of the Company since August 1997. Mr. Merker is the Managing Director of Barclay Partners LLC, an investment banking firm specializing in corporate buy-outs, which he formed in 1995 with his brother, William Merker. From 1993 to 1995 he was Senior Vice President of Branin Investments. From 1988 to 1993, he was a partner with the Redstone Group, an investment banking firm. Prior to joining Redstone, Mr. Merker was the Chief Financial Officer of The R.O.I. Group, Inc., an investment banking firm. Mr. Merker graduated with a B.S. degree in accounting from Fairleigh Dickinson University in 1979.

     William Merker has been a Vice President, Secretary and a Director of the Company since August 1997. William Merker has been associated with the law firm of Loeb, Block & Partners LLP since 1990, specializing in the field of corporate law. In 1995, Mr. Merker and his brother, Steven Merker, founded Barclay Partners LLC.

     Mr. Merker received a B.S. degree in accounting from The American University in 1982 and graduated from Georgetown University Law School in 1985.

     Joseph Spinella has been a Director of the Company since August 1997. Since November 1996, Mr. Spinella has been manager of financial reporting for Gruntal Financial L.L.C. From 1989 to through 1995, Mr. Spinella was Vice President-Director of Financial Services and Controller of Copelco Capital, a subsidiary of Itochu International. From 1987 to 1989, he was an Assistant Vice President with First Fidelity Bank. Mr. Spinella graduated from Fairleigh Dickinson University with a B.S in Accounting in 1979 and with an MBA in Finance in December 1988.

Executive Compensation

     The following table sets forth the compensation paid by Ajax for services rendered in all capacities during the fiscal years ended March 31, 1997, 1996 and 1995 to its chief executive officer and to the most highly-compensated executive officer and key employee (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at March 31, 1997 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation
                                           -------------------------------------
Name and Principal Position       Year                              Other Annual
                                  Ended       Salary        Bonus   Compensation
                                March 31        ($)          ($)         ($)
                                ---------  ------------     -----   ------------
Carl Massaro                       1997    $    583,323        0           0
Consultant .................       1996    $  1,232,500        0           0
                                   1995    $     13,000        0           0

Karl Massaro                       1997    $    680,546        0           0
Director and President .....       1996    $    386,613        0           0
                                   1995    $    110,500        0           0

Employment Agreements

     The Company has entered into employment agreements with each of Karl Massaro and Steven Merker, and into a consulting agreement with Carl Massaro.

     The employment agreement of Karl Massaro will become effective on the Closing Date, and will terminate three years thereafter, subject to earlier termination upon the occurrence of certain specified events. Pursuant to his Employment Agreement, Mr. Massaro will receive a base salary at the annual rate of $200,000 and such bonus compensation as the Board of Directors may determine. The agreement will also contain restrictive covenants prohibiting Mr. Massaro from directly or indirectly competing with the Company east of the Mississippi River during the three-month period commencing upon the termination of his agreement, and, during the six-month period commencing upon such termination, from soliciting or servicing any supplier to or customer of the Company for any competitive purpose, and from employing or retaining any employee of or consultant to the Company or soliciting any such employee or consultant to become affiliated with any entity other than the Company.

     The employment agreement of Steven Merker will become effective on the Closing Date, and will terminate three years thereafter, subject to earlier termination upon the occurrence of certain specified events. Pursuant to his employment agreement, Mr. Merker will receive a base salary at the annual rate of $144,000. Mr. Merker will be required to devote at least 40 hours per week to the business of the Company. Mr. Merker's employment agreement also contains covenants prohibiting him during the one year period commencing upon termination of the agreement, from soliciting or servicing any party who was a supplier or customer of the Company during the term of his agreement for any purpose which is in competition with the Company, and from soliciting any employee or consultant of the Company with a view towards causing such employee or consultant to become affiliated with the entity with which the employee is then affiliated.

     Carl Massaro's consulting agreement will become effective on the Closing Date, and will terminate three years thereafter, subject to earlier termination on the occurrence of certain specified events. Mr. Massaro will receive consulting fees at the annual rate of $160,000. Mr. Massaro will be required to devote at least 40 hours per month to the business of the Company. Mr. Massaro will have the right to attend Board meetings as an observer. The agreement also contains restrictive covenants prohibiting Mr. Massaro, during the one-year period commencing upon the termination of the agreement, from directly or indirectly competing with the Company east of the Mississippi River, soliciting or servicing any supplier to or customer of the Company for any competitive purpose, and employing or retaining any employee of or consultant to the Company or soliciting any such employee or consultant to become affiliated with any entity other than the Company.

Board of Directors

     The Certificate of Incorporation divides the Board of Directors into three classes, with, initially, one class having a term of one year, one class having a term of two years and one class having a term of three years. Commencing with the annual meeting of stockholders to be held in 1998, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. All officers are appointed annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board. Directors who are employees of the Company receive no compensation for serving on the Board of Directors. It is expected that Directors who are not employees of the Company will receive compensation for their services in an amount to be determined. All Directors are reimbursed by the Company for any expenses incurred in attending Director's meetings. The Company may attempt to obtain Officers and Directors liability insurance.

Audit Committee of the Board of Directors

     The Board of Directors has designated an Audit Committee of the Board of Directors consisting initially of Messrs. Ceccato and Spinella. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as the Company's independent auditors and the terms and conditions upon which such firm is to be engaged, (ii) consult with the persons so chosen to be the independent auditors with regard to the plan of audit, (iii) review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, (iv) consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the Company's internal accounting and control procedures, (v) review the Company's financial condition and results of operations with management and the independent auditors and (vi) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

Compensation Committee of the Board of Directors

     The Board of Directors has designated a Compensation Committee of the Board of Directors, consisting initially of Steven Merker and Karl Massaro. The primary duties of the Compensation Committee are to (i) determine the annual salary, bonus and other benefits, direct and indirect, of any and all executive officers (as defined under Regulation S-K promulgated by the Commission), (ii) prepare an Annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement, (iii) review and recommend to the full Board any and all matters related to benefit plans covering the foregoing officers and any other employees in the event such matters are appropriate for stockholder approval, and (iv) administer any stock option plan or other bonus or incentive plan or pool adopted by the Company (including the 1997 Incentive Stock Option
Plan).

1997 Stock Option Plan

     The Company has adopted its 1997 Stock Option Plan ("Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 340,000 shares of Common Stock may be granted from time to time to key employees, officers, directors, advisors and consultants to the Company or to any of its subsidiaries. To date, no options have been granted pursuant to the Plan.

     The Plan is currently administered by the Board of Directors which has empowered the Compensation Committee to administer the Plan. The Compensation Committee is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan are determined by the Board of Directors; provided that the exercise price of incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Company); and further provided that, for a period of 18 months after the Closing Date, the exercise price will be the greater of 110% of fair market value on the date of grant and the initial public offering price of the Common Stock. Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the Company, or at the discretion of the Board, the Company may loan some or all of the purchase price to the optionee.

     Options will be exercisable for a term determined by the Compensation Committee which will not be greater than ten years from the date of grant (or five years in the case of ISO's granted to holders of more than 10% of the Common Stock). Options may be exercised only while the original grantee has a relationship with the Company which confers eligibility to be granted options or within three months after termination of such relationship with the Company, or up to one year after death or total and permanent disability. In the event of the termination of such relationship between the original grantee and the Company for cause (as defined in the Plan), all options granted to the original optionee terminate immediately. In the event of certain basic changes in the Company, including a reorganization, merger or consolidation of the Company, or the purchase of shares pursuant to a tender offer for shares of Common Stock of the Company, in the discretion of the Committee, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

     Options granted pursuant to the Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the stockholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at the date of this Prospectus (assuming (a) consummation of the Acquisition and (b) no conversion of the Convertible Preferred Stock) by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                            Percent of Common Percent of Common
     Name and Address of         Number of Stock Owned Before  Stock Owned After
      Beneficial Owner            Shares        Offering           Offering
     ------------------          ---------  -----------------  ----------------
Roy Ceccato (1) ..............     88,000          4.2%               2.6%
Andrew Levy (2) ..............    256,000         12.2%               7.5%
Karl Massaro (1) .............    170,000          8.1%               5.0%
Steven Merker (3) ............    724,000         34.5%              21.3%
William Merker (3) ...........    420,000         20.0%              12.6%
Joseph Spinella (1) ..........        __           __                 __
All Directors and Officers
   as a group (5 persons) ....  1,658,000         79.0%              48.8%


----------
(1)  The  address  of  such  person  is  c/o  the  Company,   321  Valley  Road,
     Hillsborough Township, N.J.

(2) The address of such person is c/o Redstone Capital Corp., 375 Park Avenue, New York, N.Y. Includes 30,000 shares owned by a family trust and 50,000 shares owned by Mr. Levy's wife. Mr. Levy disclaims beneficial ownership as to all such shares.

(3) The address of such person is c/o Loeb, Block, Wacksman & Selzer LLP, 505 Park Avenue, New York, N.Y. Steven and William Merker each disclaim beneficial ownership of shares owned by the other.

     Steven Merker and William Merker are brothers. Carl Massaro, the founder of Ajax and its sole stockholder prior to the Acquisition, is the father of Karl Massaro, the President and a Director of the Company. There are no other family relationships among the Company's officers, directors and 5% shareholders.

                              CERTAIN TRANSACTIONS

The Acquisition


     On the Closing Date, the Company will use the proceeds of this Offering to consummate the Acquisition of all of the outstanding capital stock of Ajax from Mr. Carl Massaro. The Stock Purchase Agreement provides for a Purchase Price of $20,625,000 adjusted by an amount equal to the Net Worth Adjustment, which is payable in cash on the Closing Date, except that, to the extent that the Purchase Price exceeds $19,903,257, the excess amount up to $4,000,000 is payable by Ajax pursuant to the Redemption Note. On the Closing Date, the
Company will grant Carl Massaro options to purchase up to 50,000 shares of Common Stock at 115% of the initial public offering price thereof, and enter into (i) a three-year consulting agreement with Carl Massaro providing for annual base compensation of $160,000 and (ii) a "triple net" lease with Carl Massaro of the factory and office facility presently occupied by Ajax. On the Closing Date, Carl Massaro will repay $220,000 in loans from the Company. Carl Massaro repaid the Company $300,000 in loans in 1995. In addition, Ajax will terminate an existing credit facility with Summit Bank, and Mr. Massaro will terminate his guaranty of Ajax's obligations thereunder. See "The Acquisition," "Management--Employment Agreements" and "Business--Business of the Company--Facilities."


Fees to Affiliated Parties

     Pursuant to advisory agreements dated as of February 1, 1997, on the Closing Date, the Company will pay to each of Barclay Partners LLC ("Barclay") and Redstone Capital Corporation ("Redstone") $135,000 in fees for advisory services rendered in connection with negotiating and structuring the Acquisition and this Offering and related matters. Such fees were not negotiated at arm's length with the Company. In addition, the Company will reimburse Barclay, Redstone, Steven Merker and William Merker approximately $120,000; $15,000; $35,000 and $70,000, respectively (an aggregate of $240,000), representing amounts advanced by them in respect of expenses incurred in connection with the Acquisition and this Offering. William Merker and Steven Merker, Directors of the Company, are the sole members of Barclay Partners LLC. Mr. Andrew Levy, a 5% stockholder of the Company is the President of Redstone Capital Corporation. In addition, the Company will pay approximately $145,000 in legal fees to William Merker for legal services rendered in connection with organizing the Company and structuring the Acquisition and this Offering.

                           DESCRIPTION OF SECURITIES

General

     The Company is authorized by its Certificate of Incorporation to issue an aggregate of 10,000,000 shares of Common Stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), which Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board of Directors may, from time to time, determine.

Common Stock


     Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. The Board of Directors may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past quarterly dividend payment date have been paid in full to holders of the Convertible
Preferred Stock. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.


Preferred Stock

     The Company is authorized by its Certificate of Incorporation to issue a maximum of 3,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Convertible Preferred Stock

     The issuance of 1,500,000 shares of Convertible Preferred Stock has been authorized by resolutions adopted by the Board of Directors and set forth in a Certificate of Designation, Preferences and Rights of 8 1/2% Senior Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware, which contains the designations, rights, powers, preferences, qualifications and limitations of the Convertible Preferred Stock. Upon issuance, the shares of Convertible Preferred Stock offered hereby will be fully paid and non-assessable.

     Dividends. The holders of the Convertible Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of $____ per share per annum, payable quarterly on the last business day of March, June, September and December of each year, commencing December 31, 1997 (each a "Dividend Payment Date"), to the holders of record as of a date, not more than 60 days prior to the Dividend Payment Date, as may be fixed by the Board of Directors. Dividends accrue from the first day of the year in which such dividend may be payable, except with respect to the first annual dividend which shall accrue from the date of issuance of the Convertible Preferred Stock.


     Dividends on the Convertible Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest. Under Delaware Law, the Company may declare and pay dividends or make other distributions on its capital stock only out of capital surplus, as defined in the Delaware Law. On June 30, 1997, the Company had available surplus of $22,572,000 (on a pro forma basis, after giving effect to this Offering). The payment of dividends and any future operating losses will reduce such surplus of the Company, which may adversely affect the ability of the Company to continue to pay dividends on the Convertible Preferred Stock. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.


     No dividends may be paid on any shares of capital stock ranking junior to the Convertible Preferred Stock (including the Common Stock) unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock have been declared and paid in full.

     Conversion. At the election of the holder thereof, each share of Convertible Preferred Stock will be convertible into Common Stock at any time on or after ______, 1998 (180 days after the date hereof) and prior to redemption at a conversion rate of one share of Common Stock for each share of Convertible Preferred Stock (an effective conversion price of $__ per share or 120% of the initial public offering price per share of Common Stock) (the "Conversion Price"). The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus); (iv) the failure of the Company to pay a dividend on the Convertible Preferred Stock within 30 days after a Dividend Payment Date, which will result in each instance in a reduction of $.50 per share in the Conversion Price but not below $9.00 per share, or __% of the initial per share Conversion Price of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; or (v) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than the lower of the then current Conversion Price or the then current market price of the Common Stock (except upon exercise of options outstanding on the date of this Prospectus and options thereafter granted to employees, officers, directors, stockholders or consultants pursuant to existing stock option plans). No adjustment in the Conversion Price will be required until cumulative adjustments require an adjustment of at least 5% in the Conversion Price. No factional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The right to convert the Convertible Preferred Stock terminates on the date fixed for redemption.

     In case of any consolidation or merger to which the Company is a party (other than a consolidation or merger in which the Company is the surviving party and the Common Stock is not changed or exchanged), or in case of any sale or conveyance of all or substantially all the property and assets of the Company, each share of Convertible Preferred Stock then outstanding will be convertible from and after such merger, consolidation or sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable as a result of such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such merger, consolidation, sale or conveyance.

     Optional Cash Redemption. The Company may, at its option, redeem the Convertible Preferred Stock, in whole but not in part, upon 30 days prior written notice at any time on or after _______, 2000 (30 months after the date hereof) at a redemption price of $___ per share, plus accumulated and unpaid dividends, if the Market Price of the Common Stock (as defined below) equals or exceeds $___ per share (180% of the initial public offering price per share) for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of the notice of redemption. The term "Market Price" means the closing bid price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by Nasdaq or, if not traded thereon, the high bid price as reported by Nasdaq or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or, if not listed therein, as determined in good faith by the Board of Directors.

     Provisions Relating to Optional Cash Redemption. Notice of redemption must be mailed to each holder of Convertible Preferred Stock to be redeemed at his last address as it appears upon the Company's registry books not less than 30 days nor more than 60 days prior to the date fixed for redemption (the "Redemption Date"). On and after the Redemption Date, dividends will cease to accumulate on shares of Convertible Preferred Stock called for redemption.

     On or after the Redemption Date, holders of Convertible Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Company at its principal place of business or as otherwise specified in the notice of redemption or exchange and thereupon either (i) the redemption price of such shares shall be payable to the order of, or (ii) the shares of Common Stock shall be issued to, the person whose name appears on such certificate or certificates as the owner thereof; provided, that a holder of Convertible Preferred Stock may elect to convert such shares into Common Stock at any time prior to the Redemption Date.

     From and after the Redemption Date, all rights of the holders of redeemed shares shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

     Voting Rights. The holders of Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by applicable law. On matters subject to a vote by holders of Convertible Preferred Stock, the holders are entitled to one vote per share.

     The affirmative vote of at least a majority of the shares of Convertible Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking superior to or on parity with the Convertible Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding-up. In the event that the Company has the right to redeem the Convertible Preferred Stock, no such vote is required if, prior to the time such class is issued, provision is made for the redemption of all shares of Convertible Preferred Stock and such Convertible Preferred Stock is redeemed on or prior to the issuance of such class.

     In the event that the Company fails to pay any dividends for four consecutive quarterly dividend payment periods, the holders of the Convertible Preferred Stock, voting separately as a class, shall be entitled to elect one director. Such right will be terminated as of the next annual meeting of stockholders of the Company following payment of all accrued dividends.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any stock ranking junior to Convertible Preferred Stock, the holders of Convertible Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $________ per share, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $________ per share, plus all accumulated and unpaid dividends on the Convertible Preferred Stock and similar payments on any other class of stock ranking on a parity with the Convertible Preferred Stock upon liquidation, then the holders of Convertible Preferred Stock and such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributable amounts to which they are entitled.

     A consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company for purposes of the foregoing. See "Conversion."

     Miscellaneous. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Convertible Preferred Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as any class of the Company's Preferred Stock.

Indemnification of Officers and Directors

     The Company's Certificate of Incorporation provides that officers and directors may be indemnified by the Company to the fullest extent permissible under Delaware law. The General Corporation Law of the State of Delaware limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty or care as a director. Liability is not limited for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Delaware Law and Certain Provisions of the Certificate of Incorporation and By-Laws

     The Company's Certificate of Incorporation (the "Certificate") and By-Laws include provisions that could make more difficult the acquisition of the Company by means of a merger, tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. These provisions may also, however, inhibit a change in control of the Company in circumstances that could give the holders of the Common Stock the opportunity to realize a premium over the then prevailing market price of the Common Stock. In addition, such provisions could adversely affect the market price for the Common Stock. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

     The Certificate and the By-Laws provide that the Board of Directors (the "Board") will be divided into three classes of directors, with the term of each class expiring in a different year. See "Management." The By-Laws provide that the number of directors will be fixed from time to time exclusively by the Board, but shall consist of not more than 15 nor less than three directors. A majority of the Board then in office has the sole authority to fill any vacancies on the Board. The Certificate provides that directors may be removed only by the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

     The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate and By-Laws provide that special meetings of stockholders can be called by the Chairman of the Board of the Company, pursuant to a resolution approved by a majority of the total number of directors which the Company would have if there were no vacancies on the Board, or by the stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Board, or at the request of a majority of the members of the Board, or as specified in the stockholders' notice of a meeting.

     The By-Laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business brought before an annual meeting of stockholders of the Company.

     The Certificate and By-Laws contain provisions requiring the affirmative vote of the holders of at least 75% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate relating primarily to anti-takeover provisions and to the limitations on director liability.

     The Certificate empowers the Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of the Company in a freely negotiated transaction, and the estimated future value of the Company as an independent entity; (ii) the impact of such a transaction on the customers and employees of the Company, and its effect on the communities in which the Company operates; and (iii) the ability of the Company to fulfill its objectives under applicable statutes and regulations.

     The Certificate prohibits the Company from purchasing any shares of the Company's stock from any person, entity or group that beneficially owns 5% or more of the Company's Voting Stock at a price exceeding the average closing price for the 20 trading days prior to the purchase date, unless a majority of the Company's disinterested stockholders approve the transaction. This restriction on purchases by the Company does not apply to any offer to purchase shares of a class of the Company's stock which is made on the same terms and conditions to all holders of that class of stock, to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of the Company's stock, to any purchase of the Company's stock in accordance with the terms of any stock option or employee benefit plan, or to any purchase at prevailing market prices pursuant to a stock purchase program.

     Section 203 of the Delaware General Corporation Law ("DGCL") is applicable to corporations organized under the laws of the State of Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective 12 months after adoption. The Company's Certificate and By-Laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, 3,400,000 shares of Common Stock and 1,000,000 shares of Convertible Preferred stock will be outstanding (3,595,000 shares of Common Stock and 1,150,000 shares of Convertible Preferred Stock if the Over-allotment Option is exercised in full). The 1,300,000 shares of Common Stock and 1,000,000 shares of Convertible Preferred Stock sold in this Offering (1,495,000 shares of Common Stock and 1,150,000 shares of Convertible Preferred Stock if the Over-allotment Option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act unless acquired by an "affiliate" of the Company (as that term is defined in the Securities Act), in which case such Shares will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144").

     The remaining 2,100,000 shares of Common Stock which will be outstanding upon the consummation of this Offering have been issued by the Company in private transactions in reliance upon the "private placement" exception under
Section 4(2) of the Securities Act in connection with the organization of the Company, and are therefore "restricted securities" within the meaning of Rule 144 ("Restricted Securities"). In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired, directly or indirectly, from the Company or from an affiliate of the Company, and persons who are affiliates of the Company, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding shares of Common Stock, or (ii) the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     The Company, the existing stockholders, and the holders of the Bridge Notes (and any other holders of outstanding securities exercisable for or convertible into Common Stock) have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of 12 months from the date of this Prospectus without the prior written consent of the Company and the Representative other than (i) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound or
(ii) securities transferred through the laws of descent. Upon expiration of this period, all such shares may be sold subject to the limitations of and in accordance with Rule 144. Beginning 12 months after the date of this Prospectus, these 2,100,000 shares will be available for sale in the public market subject to certain volume and resale restrictions, as described below. Additional shares of Common Stock and Convertible Preferred Stock, including shares issuable upon exercise of (i) up to 340,000 options granted in accordance with the Stock Option Plan, (ii) 50,000 options granted to Carl Massaro (the "Massaro Options"), and (iii) the Representative's Warrants will also become eligible for sale in the public market from time to time in the future.

     The Company has reserved 390,000 shares of Common Stock for issuance under the Stock Option Plan and the Massaro Options. At appropriate times subsequent to completion of the Offering, the Company may file registration statements under the Securities Act to register the Common Stock to be issued under the Stock Option Plan and the Massaro Options. After the effective date of such registration statements, and subject to the lock-up agreement executed by existing shareholders, shares issued under the Plan will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

     Prior to this Offering, there has been no market for the Common Stock. No prediction can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after this Offering. Sales of substantial amounts of the Common Stock in the public market following this Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock the ability of the Company to raise capital through sales of its equity securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Phillips Nizer Benjamin Krim & Ballon LLP, counsel to the Company, the material federal income tax consequences of acquiring, owning and disposing of the Convertible Preferred Stock and the Common Stock are as follows, subject to the qualifications set forth in the two immediately following paragraphs.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, and Internal Revenue Service (the "IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action; any such changes could be retroactively applied in a manner that could adversely affect a holder of the Convertible Preferred Stock and/or Common Stock. The following does not discuss all of the tax consequences that may be relevant to a purchaser in light of particular circumstances or to purchasers subject to special rules, such as foreign investors, retirement trusts, and life insurance companies. No information is provided with respect to foreign, state or local tax laws, estate or gift tax considerations, or other tax laws that may be applicable to particular categories of investors.

     The discussion assumes that purchasers of the Convertible Preferred Stock and/or Common Stock will hold the Convertible Preferred Stock and/or Common Stock as a "capital asset" within the meaning of Code Section 1221. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL AND FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

Dividends


     Distributions with respect to the Convertible Preferred Stock and the Common Stock will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of the Company's current or accumulated earnings and profits. To the extent that a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will constitute a non-taxable return of capital reducing the holder's adjusted tax basis in the shares of Convertible Preferred Stock or Common Stock held and, to the extent the distribution exceeds such basis, will result in capital gain. At June 30, 1997, the Company had no accumulated earnings and profits. Accordingly, the treatment of distributions with respect to the Convertible Preferred Stock will be determined by the Company's earnings and profits, if any, subsequent to June 30, 1997.


     Dividend income of individuals, certain closely held corporations and personal service corporations (as defined in Code Section 469(j)) may not be offset by losses or credits from "passive activities," such as losses or credits incurred in connection with certain rental activities or the ownership of limited partnership interests.

     Corporate stockholders will be eligible to claim a dividends-received deduction (currently 70% of the amount of the dividend for most corporate stockholders) with respect to distributions that are treated as dividends on the Convertible Preferred Stock and Common Stock in calculating their taxable income.

     Under Code Section 246(c), the dividends-received deduction will not be available with respect to any dividend on the shares of Convertible Preferred Stock and Common Stock if such shares have been held for 45 days or less (or 90 days or less if the holder of the shares of Convertible Preferred Stock received dividends with respect to the shares of Convertible Preferred Stock which are attributable to a period or periods aggregating in excess of 366 days). The holding period of the shares of Convertible Preferred Stock for this purpose is determined in accordance with certain specific rules set forth in Code Section 246(c), which reduces the holding period for any period where the holder's risk of loss, as to such stock, is diminished by certain arrangements, such as the holding of an option to sell the same, or substantially identical, securities. Regulations issued on May 26, 1993 also reduce the holding period for any period in which a holder of Convertible Preferred Stock has outstanding a short sale of Common Stock.

     Code Section 246A provides a further restriction on the availability of the dividends-received deduction on the shares of Convertible Preferred Stock and Common Stock if the shares are classified as "debt-financed portfolio stock." The shares of Convertible Preferred Stock will be classified as debt-financed portfolio stock when the holder incurs indebtedness directly attributable to the investment in the shares of Convertible Preferred Stock. In that event, the dividends-received deduction would be reduced to take into account the average amount of such indebtedness. Also, the United States Treasury Department is authorized to issue regulations that (i) would reduce the interest deductions attributable to indebtedness in certain cases in which the obligor of such indebtedness is a person other than the recipient of the dividend, and (ii) would provide that any reduction in the dividends-received deduction cannot exceed the amount of any interest deduction allocable to such dividend.

     A corporate shareholder will be required to reduce its basis in shares of the Convertible Preferred Stock and Common Stock (but not below zero) by the amount of any "extraordinary dividend" which is not taxed because of the dividends-received deduction if such holder is not considered to have held such stock for more than two years before the "dividend announcement date," within the meaning of Code Section 1059. The amount, if any, by which such reduction exceeds the corporate shareholder's basis in such shares will be treated as gain on the subsequent sale or disposition of the stock. With respect to the Convertible Preferred Stock, an "extraordinary dividend" would be a dividend that (i) equals or exceeds 5% of the holder's adjusted basis in the Convertible Preferred Stock or 10% in the Common Stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of the stock as of the day before the ex-dividend date may be substituted for the holder's basis in applying these tests. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Convertible Preferred Stock and the Common Stock that is non-pro rata as to all shareholders, without regard to the period the holder held the stock.

     Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return as determined under Section 1059(e) (3) of the Code, on such stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, (1) the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years, and (2) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return as determined under Section 1059(e) (3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes of the extraordinary dividend rules is determined under principles similar to those applicable for purposes of the dividends-received deduction discussed above.

     A  corporate   holder  may  be  required  to  include  in  determining  its alternative minimum taxable income an amount equal to a portion of any dividends-received deduction allowed in computing regular taxable income.

     Under certain circumstances, the operation of the conversion price adjustment provisions of the Convertible Preferred Stock may result in the holders being deemed to have received a constructive distribution, which may be taxable as a dividend, even though the holders do not actually receive cash or property.

Redemption Premium

     If the redemption price of preferred stock that is subject to optional redemption by the issuer exceeds the issue price and if such excess is not considered "reasonable," the entire amount of the redemption premium will be treated as being distributed to the holders of such stock, taxable as described above, on an economic accrual basis over the period from issuance of the preferred stock until the date the stock is first redeemable. A premium is considered to be reasonable if it is in the nature of a penalty for a premature redemption and if such premium does not exceed the amount which the issuer would be required to pay for such redemption right under market conditions existing at the time of issuance of the preferred stock. If the redemption premium payable on the Convertible Preferred Stock is considered unreasonable under the foregoing rules, a holder of the Convertible Preferred Stock would take the amount of such premium into income over the period during which the stock cannot be called for redemption under an economic accrual method. The Revenue Reconciliation Act of 1990 authorized the Treasury Department to promulgate new regulations regarding the federal income tax treatment of redemption premiums with respect to preferred stock. No such regulations have been issued and no assurance can be given as to the treatment of the redemption premium with respect to the Convertible Preferred Stock under any such regulations.

Conversion

     Conversion of the Convertible Preferred Stock into Common Stock will not result in the recognition of gain or loss (except with respect to cash received in lieu of fractional shares). The holder's adjusted tax basis in the Common Stock received upon conversion would be equal to the holder's tax basis in the shares of Convertible Preferred Stock converted, reduced by the portion of such basis allocable to the fractional share interest exchanged for cash. The holding period for the Common Stock received upon conversion would include the holding period of the Convertible Preferred Stock converted. The tax basis for the Convertible Preferred Stock will equal its cost, which is $________ per share at the initial public offering price.

Optional Cash Redemption

     In the event the Company exercises its right to redeem the Convertible Preferred Stock the surrender of the Convertible Preferred Stock for the redemption proceeds by the holders will be treated as a sale or exchange and the surrendering holder will recognize capital gain or loss equal to the difference between the redemption proceeds (other than proceeds attributable to declared but unpaid dividends, which will be taxed as dividends as described above) and the holder's adjusted tax basis in the Convertible Preferred Stock, provided the redemption (I) results in a "complete termination" of the holder's stock interest in the Company (inclusive of any Common Stock owned) under Section 302(b)(3) of the Code, (2) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code, (3) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code, or (4) is from a noncorporate holder in partial liquidation of the Company under Section 302(b)(4) of the Code. The constructive ownership rules of the Code must be taken into consideration in determining whether any of these tests has been met. If a redemption of the Convertible Preferred Stock does not meet any of these tests, then the gross proceeds received would be treated as a distribution taxable to the holder in the manner described under "Dividends" above.

Disposition

     Except as described above, the holder of any of the Convertible Preferred Stock or Common Stock will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of such securities measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder's adjusted tax basis in the security disposed of. Any gain or loss on such sale, exchange, redemption, retirement or other disposition will be capital gain provided the security disposed of is held as a capital asset and will be long-term capital gain if the holding period exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains (the excess of the taxpayer's net long-term capital gains over his net short-term capital losses) are subject to a maximum tax rate of 28%. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers may deduct $3,000 of capital losses in excess of their capital gains. Capital losses which cannot be utilized because of the aforementioned limitation are, for corporate taxpayers carried back three years and, in most circumstances, carried forward for five years; for individual taxpayers, capital losses may only be carried forward but without a time limitation.

Backup Withholding

     A holder of any of the Convertible Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends thereon unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the Company with a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder's Federal income tax liability. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Convertible Preferred Stock and Common Stock set forth opposite their names:

                               Number of Shares of Convertible  Number of Shares
   Underwriters                          Preferred Stock         of Common Stock
   ------------                          ---------------        ----------------
National Securities Corporation

Total ..............................        1,000,000               1,300,000
                                            =========               =========


     The Underwriters are committed to purchase all the Securities offered hereby, if any of such Shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering price, set forth on the cover page of this Prospectus and to certain dealers at such price less concessions not in excess of $________ per share of Common Stock and $________ per share of Convertible Preferred Stock. Such dealers may re-allow a concession not in excess of $________ per share of Common Stock and $________ per share of Convertible Preferred Stock to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

     The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Shares offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the Shares underwritten, of which $50,000 has been paid to date.

     The Company has granted to the Underwriters an Over-allotment Option, exercisable during the 45 day period from the date of this Prospectus, to purchase up to 150,000 shares of Convertible Preferred Stock and 195,000 shares of Common Stock at the initial public offering prices per share of Common Stock and Convertible Preferred Stock offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.

     In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 130,000 shares of Common Stock and 100,000 shares of Preferred Stock. The Representative's Warrants are initially exercisable at a price of 165% of its initial public offering per share of Common Stock. The Representative's Warrants may be exercised for a period of four years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date hereof, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain demand and "piggyback" rights of registration for the securities issuable upon exercise thereof.

     All officers, directors and existing stockholders of the Company, and all holders of any outstanding options, warrants or other securities (including Carl Massaro and the holders of the Bridge Notes) convertible, exercisable or exchangeable for or convertible into shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 12 months following the date of this Prospectus without the prior written consent of the Company and the Representative other than (x) shares of Common Stock transferred pursuant to bona fide gifts where the transferee agrees in writing to be similarly bound or
(y) securities transferred through the laws of descent. An appropriate legend shall be marked on the face of certificates representing all such securities.

     The Company has agreed not to, directly or indirectly, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of 12 months following the date of this Prospectus, except (x) pursuant to the exercise of the Representative's Warrants, the Massaro Options or the Stock Option Plan or (y) debt securities issued to non-affiliated third parties in connection with bona fide business acquisitions and/or expansions consistent with the Company's business plans as generally described in this Prospectus.

     The Company has agreed for a period of three years after the date hereof, if requested by the Representative, to use its best efforts to nominate for election to the Company's Board of Directors one person designated by the Representative. In the event the Representative elects not to exercise such right, the Representative may designate a person to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to attend all such meetings of the Company's Board of Directors. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

     Prior to this Offering, there has been no public market for the Securities. Consequently, the initial public offering prices of the Securities and the terms of the Convertible Preferred Stock have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Convertible Preferred Stock or Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Securities in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-allotment Option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The foregoing is a summary of the principal terms of the agreements described above. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which is Prospectus is a part for a more complete description thereof. See "Additional Information."

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Orrick Herrington & Sutcliffe LLP has acted as counsel for the Underwriters in connection with this Offering.

                                    EXPERTS

     The financial statements and schedules included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") on Form S-1 under the Securities Act with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified being qualified in all respects by such reference. The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any such request shall be directed to: Standard Automotive Corporation, 321 Valley Road, Hillsborough Township, New Jersey 08876-4056, telephone (908) 369-5544, Attn: Secretary.

     The Registration Statement, including all exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 219 South Dearborn Street, Chicago, Illinois 60604; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically at the Commission's site on the World Wide Web located at http:\\www.sec.gov.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. In addition, after this Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission. The Company's fiscal year end is March 31.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----


Standard Automotive Corporation

            Report of Independent Certified Public Accountants ...........   F-1
            Balance Sheets ...............................................   F-2
            Notes to Balance Sheets ......................................   F-3

Ajax Manufacturing Company


            Report of Independent Certified Public Accountants ...........   F-4
            Financial Statements
            Balance Sheets ...............................................   F-5
            Statements of income and retained earnings ...................   F-6
            Statements of cash flows .....................................   F-7
            Notes to financial statements ................................   F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
STANDARD AUTOMOTIVE CORPORATION:

     We have audited the accompanying balance sheet of Standard Automotive Corporation (the "Company"), as of March 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 1 to the balance sheet, the Company was formed in January 1997 and has entered into a definitive agreement for the acquisition of Ajax Manufacturing Company, concurrently with the consummation of an initial public offering of its common and preferred stock.

     In our opinion, the balance sheet referred to above presents fairly, in all material aspects, the financial position of Standard Automotive Corporation as of March 31, 1997 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP
Woodbridge, New Jersey
August 11, 1997

                         STANDARD AUTOMOTIVE CORPORATION

                                 BALANCE SHEETS



                                                                    (Unaudited)
                                                       March 31,     June 30,
                                                       ---------    -----------
                                                          1997         1997
                                                       ---------    -----------
                                     ASSETS:

Capitalized Acquisition Costs ......................    $ 375,000     $ 575,000
                                                        ---------     ---------
Total ..............................................    $ 375,000     $ 575,000
                                                        =========     =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY:

Liabilities:

Accrued expenses ...................................    $ 375,000     $ 575,000
                                                        ---------     ---------
Stockholders' Equity
   Preferred Stock: $.001 par value, 3,000,000
   shares authorized, none issued and
   outstanding .....................................         --            --
Common Stock: $.001 par value 10,000,000
   shares authorized, 2,067,500 issued
   and outstanding ................................         2,067         2,067
Common Stock Subscription Receivable ...............       (2,067)       (2,067)
                                                        ---------     ---------
Total Stockholders' Equity .........................            0             0
                                                        ---------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........    $ 375,000     $ 575,000
                                                        =========     =========

                    See accompanying notes to balance sheets.

                         STANDARD AUTOMOTIVE CORPORATION

                             NOTES TO BALANCE SHEETS

Note 1 - Organizational and General

     Standard Automotive Corporation (the "Company") was formed and incorporated in January 1997. The Company has conducted no operations to date. Concurrent with its acquisition of Ajax Manufacturing Company ("Ajax"), the Company has incurred certain costs related to this transaction. The Company has capitalized approximately $375,000 of such costs at March 31, 1997. The acquisition agreement was executed on August 11, 1997. The acquisition of Ajax is to be funded from the proceeds of an initial public offering of the Company's common and preferred stock. Of the total amount of 3,000,000 authorized shares of Preferred Stock, the Company has reserved 1,150,000 shares in connection with the acquisition of Ajax. Of the total amount of 10,000,000 authorized shares of Common Stock, the Company has reserved 1,495,000 in connection with the acquisition of Ajax.

     The Company maintains its books and records on the accrual basis of accounting.

     Common Stock was issued to the Company's founders and principals at nominal values, which approximated management's assessment of the fair values of such securities at the date of issuance. At that time, the Company had conducted no business and the probability of consummating the acquisition of Ajax could not be predicted with any degree of certainty.


Note 2 - Unaudited Interim Statements

     The balance sheet as of June 30, 1997 is unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the balance sheet for the interim period have been made.

Note 3 - Subsequent Event (Unaudited)

     In August 1997, the Company obtained $325,000 in Bridge Financing from third party investors. Upon consummation of the initial public offering, the Company will repay the principal amount of bridge notes along with interest thereon at the annual rate of 12% from the date of issuance and issue holders of the bridge notes a sufficient number of shares of common stock to equal the principal amount of the bridge notes, determined by the initial public offering price per share of the Company's common stock. The Company will incur a charge to operations in the period that such shares are issued.

               Report of Independent Certified Public Accountants

Ajax Manufacturing Company
Hillsborough Township, New Jersey

     We have audited the accompanying balance sheets of Ajax Manufacturing Company as of March 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ajax Manufacturing Company as of March 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Woodbridge, New Jersey
June 3, 1997 (July 3, 1997 as to the last paragraph of Note 10 and August 11, 1997 as to Note 11)

                           Ajax Manufacturing Company

                                 Balance Sheets


                                                                    (Unaudited)
                                                   March 31,          June 30,
                                             -------------------      -------
                                              1996         1997        1997
                                             ------       ------       -----
                               Assets

Current:
  Cash and cash equivalents ............   $1,482,069   $1,558,398   $1,443,552
Accounts receivable (net of
   allowance for doubtful
   accounts of $22,800 at
   March 31, 1996 and $30,000
   at March 31, 1997
   and June 30, 1997) ..................      750,882    2,536,336      920,689
    Inventory (Note 3) .................    3,341,095    3,514,923    5,325,774
    Other receivables ..................       94,019         --           --
    Prepaid expenses (Note 8) ..........      158,304      219,505      159,216
    Deferred taxes (Note 7) ............      199,000      205,000      287,000
                                           ----------   ----------   ----------
      Total current assets .............    6,025,369    8,034,162    8,136,231
                                           ----------   ----------   ----------
Property and equipment,  net of
   accumulated depreciation and
   amortization of  $2,422,780
   at March 31,  1996,
   $2,539,307  at March 31, 1997
   and $2,572,308 at
   June 30, 1997 (Note 4) ..............      946,315      993,649    1,002,846
                                           ----------   ----------   ----------
Other assets:
  Loans receivable - related
     parties (Note 8) ..................         --        300,000      220,000
                                           ----------   ----------   ----------
      Total assets .....................   $6,971,684   $9,327,811   $9,359,077
                                           ==========   ==========   ==========

                      Liabilities and Stockholder's Equity

Current:
  Accounts payable .....................   $  567,071   $1,179,028   $  923,450
  Accrued expenses .....................      239,104      669,923      278,471
  Income taxes payable .................      657,643      244,087      455,979
                                           ----------   ----------   ----------
      Total current liabilities ........    1,463,818    2,093,038    1,657,900
Long-term liabilities:
  Deferred income taxes (Note 7) .......       13,000       12,000       12,000
                                           ----------   ----------   ----------
      Total liabilities ................    1,476,818    2,105,038    1,669,900
                                           ----------   ----------   ----------
Commitments and contingencies (Notes 8 and 10)
Stockholder's equity:
  Common stock, no par value 100
     shares authorized, 75
     shares issued and outstanding .....        1,000        1,000        1,000
  Retained earnings ....................    5,493,866    7,221,773    7,688,177
                                           ----------   ----------   ----------
      Total stockholder's equity .......    5,494,866    7,222,773    7,689,177
                                           ----------   ----------   ----------
      Total liabilities and
         stockholder's equity ..........   $6,971,684   $9,327,811   $9,359,077
                                           ==========   ==========   ==========


                See accompanying notes to financial statements.

                           Ajax Manufacturing Company

                   Statements of Income and Retained Earnings


                                                                       Years ended                    Three Months ended
                                                                        March 31,                          June 30,
                                                     -------------------------------------------  -------------------------
                                                          1995            1996          1997          1996         1997
                                                         ------          ------        ------         -----        -----
                                                                                                  (Unaudited)   (Unaudited)

Net sales (Note 9) ...............................   $ 33,406,612    $ 42,537,553    $22,355,871   $3,671,413   $4,875,524
Operating costs and expenses:
  Cost of sales (Note 8) .........................     30,710,595      33,973,010     17,027,441    2,974,631    3,787,154
  Selling, general and administrative
     expenses (Note 8) ...........................      1,148,843       3,082,402      2,509,947      264,233      317,005
                                                     ------------    ------------    -----------   ----------   ----------
      Total operating costs and expenses .........     31,859,438      37,055,412     19,537,388    3,238,864    4,104,159
                                                     ------------    ------------    -----------   ----------   ----------
Operating income .................................      1,547,174       5,482,141      2,818,483      432,549      771,365
Interest expense (Notes 5 and 6) .................       (338,869)       (117,501)          --           --           --
Other income:
  Investment income ..............................          7,384          49,520         77,424       15,600       19,039
  Legal settlements (Note 10) ....................         66,700          35,003           --           --           --
                                                     ------------    ------------    -----------   ----------   ----------
    Income before income taxes and extraordinary
       gain on extinguishment of restructured debt      1,282,389       5,449,163      2,895,907      448,149      790,404
Provision for income taxes (Note 7) ..............        498,000       2,195,000      1,168,000      184,000      324,000
                                                     ------------    ------------    -----------   ----------   ----------
    Income before extraordinary gain on
       extinguishment of restructured debt .......        784,389       3,254,163      1,727,907      264,149      466,404
Extraordinary gain on extinguishment of
   restructured debt (net of taxes of
   $62,640) (Note 6) .............................           --            90,140           --           --           --
                                                     ------------    ------------    -----------   ----------   ----------
Net income .......................................        784,389       3,344,303      1,727,907      264,149      466,404
Retained earnings, beginning of period ...........      1,365,174       2,149,563      5,493,866    5,493,866    7,221,773
                                                     ------------    ------------    -----------   ----------   ----------
Retained earnings, end of period .................   $  2,149,563    $  5,493,866    $ 7,221,773   $5,758,015   $7,688,177
                                                     ============    ============    ===========   ==========   ==========

Per Share Data (Note 11):
Earnings per Share before extraordinary gain on
    extinguishment of debt                           $        .38    $       1.57    $       .84   $      .13   $       .23
Extraordinary gain on extinguishment of
   restructured debt                                         --               .05           --           --           --
                                                     ------------    ------------    -----------   ----------   -----------
Earnings Per Share                                   $        .38    $       1.62    $       .84   $      .13   $       .23
                                                     ============    ============    ===========   ==========   ===========
Weighted Average Common Shares Outstanding              2,067,500       2,067,500      2,067,500    2,067,500     2,067,500
                                                     ============    ============    ===========   ==========   ===========



                See accompanying notes to financial statements.

                           Ajax Manufacturing Company

                            Statements of Cash Flows

                                                                           Years ended                       Three Months ended
                                                                             March 31,                              June 30,
                                                            -----------------------------------------    ---------------------------
                                                                 1995          1996           1997            1996          1997
                                                                 ----          ----           ----            ----          ----
                                                                                                           (Unaudited)   (Unaudited)

Cash flows from operating activities:
  Net income ............................................   $   784,389    $ 3,344,303    $ 1,727,907    $   264,149    $   466,404
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
    Extraordinary gain on extinguishment of
       restructured debt ................................          --         (152,780)          --             --             --
    Interest expense on restructured debt ...............        69,390          5,000           --             --             --
    Bad debt provision ..................................          --           22,800          7,200           --             --
    Depreciation and amortization .......................       232,201        141,616        123,795         37,499         33,000
    Deferred taxes ......................................       (98,000)        (1,000)        (7,000)          --          (82,000)
    Accounts receivable .................................       714,807       (270,921)    (1,792,654)      (298,206)     1,615,647
    Inventory ...........................................      (681,423)     1,523,539       (173,828)      (102,558)    (1,810,851)
    Other receivables ...................................       (16,604)       (53,355)        94,019         94,019           --
    Prepaid expenses ....................................       (60,486)        14,249        (61,201)      (164,517)        60,289
    Accounts payable and accrued expenses ...............       941,545     (1,858,289)     1,042,776        180,465       (641,137)
    Income taxes payable ................................       367,891        154,531       (413,556)       182,758        206,000
                                                            -----------    -----------    -----------    -----------    -----------
        Net cash provided by (used in)
            operating activities ........................     2,253,710      2,869,693        547,458        193,609       (152,648)
                                                            -----------    -----------    -----------    -----------    -----------
Cash flows used in investing activities:
   Issuance of note receivable - related parties ........      (464,400)          --         (300,000)       (80,000)          --
  Repayments of note receivable - related parties .......          --          464,400           --             --           80,000
  Acquisition of property and equipment .................      (135,661)      (139,048)      (171,129)       (40,105)       (42,198)
                                                            -----------    -----------    -----------    -----------    -----------
        Net cash provided by (used in)
           investing activities .........................      (600,061)       325,352       (471,129)      (120,105)        37,802
                                                            -----------    -----------    -----------    -----------    -----------
Cash flows used in financing activities:
  Decrease in bank acceptances payable ..................      (158,893)          --             --             --             --
  Repayment of restructured debt ........................          --         (525,000)          --             --             --
  Repayments of loans to related parties ................      (316,144)      (293,873)          --             --             --
  Payments on short term borrowings .....................    (1,701,449)    (1,406,019)          --             --             --
        Net cash used in financing activities ...........    (2,176,486)    (2,224,892)          --             --             --
                                                            -----------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents           (522,837)       970,153         76,329         73,504       (114,846)
Cash and cash equivalents, beginning of period ..........     1,034,753        511,916      1,482,069      1,482,069      1,558,398
                                                            -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents, end of period ................   $   511,916    $ 1,482,069    $ 1,558,398    $ 1,555,573    $ 1,443,552
                                                            ===========    ===========    ===========    ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
Interest ................................................   $   261,668    $   139,921           --      $         0    $         0
                                                            ===========    ===========    ===========    ===========    ===========
Income taxes ............................................   $   114,000    $ 2,003,100    $ 1,720,620    $         0    $         0
                                                            ===========    ===========    ===========    ===========    ===========


                See accompanying notes to financial statements.

                           Ajax Manufacturing Company

                          Notes to Financial Statements

     1. Business Description. Ajax Manufacturing Company (the "Company" or "Ajax") principally manufactures and refurbishes trailer chassis at its Hillsborough, New Jersey facility. The Company also manufactures industrial waste and refuse containers under the trade name of Rockford Equipment. The Company sells its products throughout the United States. Certain transactions of the Company were initially executed under the name of an inactive, affiliated corporation controlled by the Company's Stockholder; related costs were funded by the Company and reflected in the accompanying financial statements.


     2. Summary of Significant Accounting Policies

     Revenue Recognition.

     The Company recognizes revenue when the product is inspected and accepted by its customers or the customers' authorized agent.


     Cash Equivalents

     The Company considers all highly liquid investments with maturities of less than three months when purchased to be cash equivalents.

     Income Taxes

     The Company follows Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the difference between the financial statement and tax basis of assets and liabilities using expected tax rates in effect for the year in which the differences are expected to reverse.

     Inventory

     Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.


     Inventory at June 30, 1997 has been costed using the gross-profit method which was utilized in arriving at cost of sales for the quarters ended June 30, 1997 and 1996.


     Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight line method for financial reporting purposes. The estimated lives used in depreciating the assets are:

                                                                 Years
                                                                 -----
        Transportation equipment ............................     3 - 5
        Leasehold improvements ..............................   10 - 25
        Furniture, fixtures and office equipment ............     5 - 7
        Machinery and equipment .............................     5 - 7

     Depreciation on leasehold improvements is recorded over the lesser of the useful lives of the assets or lease term. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for routine maintenance and repairs are charged to expense as incurred.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The costs the Company will ultimately incur and the value of assets ultimately realized could differ in the near term from the related amounts reflected in the accompanying financial statements.

     Significant accounting estimates include valuation of inventory, useful lives of property and equipment and in the measurement of contingencies.

                           Ajax Manufacturing Company

     Fair Value of Financial Instruments

     Generally accepted accounting principles require disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. For cash equivalents, accounts receivable and accounts payable, it is estimated that the carrying amounts at March 31, 1996 and 1997 approximated fair values for these instruments because of their short-term maturities or payment terms. Due to unspecified repayment terms of the amounts due from related parties, it is not practicable to determine the fair value of these non-interest bearing amounts.

     3. Inventory. Inventory is comprised of the following:


                                                                     (Unaudited)
                                             March 31,                 June 30,
                                    ---------------------------       ----------
                                       1996             1997             1997
                                      ------           ------           ------
Raw materials ...............       $1,936,467       $1,837,542      $2,784,224
Work in progress ............          958,117          766,000       1,160,635
Finished goods ..............          446,511          911,381       1,380,915
                                    ----------       ----------      ----------
                                    $3,341,095       $3,514,923      $5,325,774
                                    ==========       ==========      ==========


     4. Property and Equipment. Property and equipment are summarized by major classifications as follows:


                                                                     (Unaudited)
                                                  March 31,            June 30,
                                          ------------------------    ----------
                                             1996          1997          1997
                                            ------        ------        ------
Transportation equipment .............    $  150,907    $  181,197    $  182,197
Leasehold improvements ...............     1,096,307     1,096,307     1,096,307
Furniture, fixtures and office
  equipment ..........................       169,011       190,045       189,697
Machinery and equipment ..............     1,952,870     2,065,407     2,106,953
                                          ----------    ----------    ----------
                                           3,369,095     3,532,956     3,575,164
Less: Accumulated depreciation
  and amortization ...................     2,422,780     2,539,307     2,572,308
                                          ----------    ----------    ----------
                                          $  946,315    $  993,649    $1,002,846
                                          ==========    ==========    ==========

      5. Short-Term Borrowings. In October 1995, the Company entered into a revolving line of credit agreement with a bank (the "Agreement") which permits borrowings up to the lesser of (1) $2,000,000 or (2) the sum of defined account receivables and inventory levels, plus $750,000. Interest on the revolving line of credit is payable monthly at the bank's rate, plus 2%. There was no outstanding balance as of March 31, 1996 and 1997 and June 30, 1997 (unaudited). Interest expense for the years ended March 31, 1996 and 1997 and the quarter ended June 30, 1997 (unaudited), totaled $41,962, $0 and $0, respectively.

      The Agreement contains certain restrictions, including prohibitions on additional borrowings or guarantees, the sale of assets and the payment of dividends. The Company is also required to maintain certain financial ratios. As of March 31, 1997 and June 30, 1997 (unaudited), the Company was in compliance with all financial and operating covenants as specified in the Agreement. Substantially all of the assets of the Company are pledged as collateral against outstanding borrowings.


      The Company's previous line of credit facilities were replaced by the Agreement. Related interest expense for the years ended March 31, 1995 and 1996 were $243,539 and $57,705, respectively. The interest rates in effect on outstanding borrowings as of March 31, 1995 was 12 1/2%.

      6. Restructured Debt. At March 31, 1992, the Company was in technical default of the payment terms of the balance ($485,343) of its 11 1/2% notes. The Company and the creditor commenced negotiations on restructuring the payment terms of this note and on April 19,1995, a settlement was reached. In return for a full release of the obligation and interests in related collateral, the Company paid $525,000 to the creditor. The accompanying financial

                           Ajax Manufacturing Company
statements reflect the accrual of compounded interest expense through the settlement date. The balance outstanding at March 31, 1995 was $672,780, including $187,437 of accrued interest. The excess of the carrying value of this contractual obligation over the settlement amount ($90,140, net of a current tax benefit of $16,000 and a deferred tax provision of $78,640) has been recognized as an extraordinary gain for the year ended March 31, 1996.

     Interest expense for this note totaled $69,390 and $5,000 for the years ended March 31, 1995 and 1996, respectively.

     7. Income Taxes. The provision (benefit) for income taxes in the statements of income and retained earnings consists of the following components:


                                                                   (Unaudited)
                                                                   Three Months
                                   Year ended March 31,           Ended June 30,
                              ---------------------------------   --------------
                              1995          1996          1997        1997
                              ----          -----         -----       -----
Current:
  Federal ..............   $ 435,000    $ 1,674,000   $   910,000    $ 313,000
  State ................     161,000        522,000       265,000       93,000
                           ---------    -----------   -----------    ---------
Deferred:
  Federal ..............     (81,000)          (800)       (6,000)     (69,000)
  State ................     (17,000)          (200)       (1,000)     (13,000)
                           ---------    -----------   -----------    ---------
Total provision ........   $ 498,000    $ 2,195,000   $ 1,168,000    $ 324,000
                           =========    ===========   ===========    =========


     Deferred tax assets (liabilities) consist of the following items:


                                                                     (Unaudited)
                                                   March 31,           June 30,
                                             --------------------    -----------
                                               1996         1997         1997
                                               ----         ----         ----
Deferred tax asset:
      Accounts receivable ...............   $   9,000    $  12,000    $  12,000
      Inventory .........................     154,000      160,000      242,000
      Warranty accrual ..................      36,000       33,000       33,000
                                            ---------    ---------    ---------
                                            $ 199,000    $ 205,000    $ 287,000
                                            =========    =========    =========
Deferred tax liabilities:
      Principally property, plant and
         equipment basis difference .....   $ (13,000)   $ (12,000)   $ (12,000)
                                            =========    =========    =========


     A reconciliation between the Company's effective tax-rate and the U.S. statutory rate is as follows:


                                                                   (Unaudited)
                                                                   Three Months
                                        Year ended March 31,      Ended June 30,
                                    ---------------------------   -------------
                                    1995       1996       1997       1997
                                    ----       -----      -----      -----
U.S. statutory rate applied
   to pretax income ............    34.0%      34.0%      34.0%      34.0%
State tax provision, net
   of federal tax benefit ......     7.0        7.0        7.0        7.0
Other ..........................    (2.0)       (.7)       (.7)        --
                                    ----       ----       ----       ----
Total effective tax rate .......    39.0%      40.3%      40.3%      41.0%
                                    ====       ====       ====       ====

     8. Related Party Transactions. Lease Obligations with Stockholder. The Company leases its manufacturing and office facilities from its sole Stockholder on a monthly basis. (See Note 11). Rent expense incurred by the Company is $310,000, $516,667, $620,000 and $155,000 for the years ended March 31, 1995,
1996 and 1997 and the quarter ended June 30, 1997 (unaudited), respectively. At March 31, 1997 and June 30, 1997 (unaudited), prepaid rent totaled $103,333.


     Selling, General and Administrative Expenses

     The Company does not have an employment agreement with its President, also the Company's Stockholder. The Stockholder's compensation varies with the overall performance of the Company and is generally subject to

                           Ajax Manufacturing Company
limitations imposed by financial institutions, which have outstanding indebtedness with the Company. Salary and incentives expense for the Company's Stockholder were $13,000, $1,159,419 and $581,947 for the years ended March 31, 1995, 1996 and 1997, respectively.

     Loans


     At March 31, 1997, and June 30, 1997 the Company had loan receivables of $300,000 and $220,000 (unaudited), respectively, from related parties, principally an officer and the Stockholder. The loans do not bear interest or stipulate payment terms; accordingly, the receivables are considered non-current.


     In 1989, the Company borrowed approximately $300,000 from an officer, with an interest rate of 9% with principal amortized over a term of 30 years. The outstanding balance at March 31, 1995 was $279,323. The Company repaid the entire balance of this loan in September 1995. There was no gain or loss on the early repayment of the debt. Interest expense for this note totaled $25,940 and $12,834 for the years ended March 31, 1995 and 1996, respectively.

     Guarantees

     Through various guarantees, the Company's Stockholder is contingently liable for repayment of certain indebtedness of the Company. There was no outstanding principal of such borrowings at March 31, 1996 and 1997. There are no direct costs to the Company associated with these guarantees.

     9. Major Customers and Concentrations.

     Major Customers


     Listed below are five customers who individually accounted for 10% or more of net sales for the years ended March 31, 1995, 1996 and 1997, respectively and the three months ended June 30, 1997 (unaudited):

                                                                      June 30,
         Customer          1995          1996            1997           1997
         --------         ------        ------          ------         ------
            A               32%           33%             57%            26%
            B               --            26              33             --
            C               --            18              --             --
            D               30            10              --             56%
            E               37            --              --             --
                            --            --              --             --
                            99%           87%             90%            82%
                            ==            ==              ==             ==


     Historically, the Company has relied on a limited number of customers for a substantial portion of its total revenues. The Company expects that a significant portion of its future revenues will continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could have a material adverse effect on operating results.


     Concentrations

     As discussed in Note 1, the Company's manufacturing and refurbishing processes are concentrated in one facility.


     The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

     Credit Risk

     Accounts receivable are primarily composed of unsecured balances. The Company does not require collateral as a condition of sale.

                           Ajax Manufacturing Company

     The Company has $634,000 (84% of total) and $1,660,000 (65% of total) of accounts receivable with a sole customer at March 31, 1996 and 1997, respectively. At March 31, 1997, another customer had an accounts receivable balance of approximately $882,000 (34% of total).

     10. Commitments and Contingencies.

     Environmental Matters

     The Company is subject to various Federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials. Management believes that the Company is in substantial compliance with current laws and regulations. Accordingly, no reserve has been established for such exposures. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's financial condition. However, it is possible that additional health related or environmental issues may arise in the future which the Company cannot predict at present.

     The Company is subject to extensive federal, state and local regulation of environmental matters relating to its operations. The Company and its Stockholder are currently involved in test drillings and site assessments to ascertain whether any environmental remediation efforts are required and, if necessary, the magnitude and extent of such costs.

     On May 2,  1997,  the New Jersey  Department  of  Environmental  Protection
("NJDEP") issued an Administrative Order of Civil Administrative Penalty Assessment ("Order and Notice") assessing the Company a $9,000 penalty for emitting volatile organic compounds in excess of permissible limits in 1995. In response to the Order and Notice, the Company submitted to the NJDEP an adjudicatory hearing request which contests the $9,000 assessment and outlines the steps that the Company has taken to comply with the air quality regulatory requirements for volatile compound emissions. The NJDEP could make further assessments with respect to other years in which the allowable volatile compound limits were exceeded by the Company, although no other assessments have yet been made.

     The outcome of NJDEP regulatory actions cannot be predicted with certainty. The NJDEP could fine the Company for operating the shot blaster booths without a completed permit between April 1992 and February 18, 1997, for operating the heaters for the paint spray booths without a permit, and/or for emitting more volatile compounds from the paint spray booths than allowed by its permits. NJDEP could also require the Company to take other steps to comply with NJDEP requirements and the Clean Air Act, including capital improvements to ensure compliance with air quality regulations. Such improvements could include a volatile compound incinerator and/or other control apparatus which could cost $2,000,000 or more. NJDEP could also require the Company to use paints with lower volatile compound content. To reduce volatile compound emissions, the Company is attempting to obtain permission from its customers to use water-based paint, which does not emit volatile compounds, instead of solvent-based paint. Failure to comply with NJDEP regulations and directives could result in fines and/or NJDEP orders to curtail or shutdown operations, any or all of which could have a material adverse effect on the Company's business, results of operations, and financial condition.

     While it is not feasible to predict the outcome of all these matters, management, based upon all available information, is of the opinion that the ultimate disposition of these environmental matters will not have a material adverse effect on the Company's financial position or results of operations.

     Disposal Costs

     The Company also engages independent contractors to arrange, at no cost to the Company or the lessor, for the disposal of parts of refurbished chassis and used equipment that are stored at its present location. The Company has not established reserves related to the associated disposal costs of such items (in the event the current leasing arrangement ceases and the Company relocates), since such costs will be the responsibility of its lessor, also the Company's Stockholder.

                           Ajax Manufacturing Company

     Legal

     The Company is either a plaintiff or a defendant in several pending legal matters arising in the normal course of operations. In the opinion of management, the final resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

     Included in "Other income," in the accompanying 1995 and 1996 statements of income and retained earnings are the proceeds from legal settlements of $66,700, and $35,003 respectively. The Company initiated litigation against certain inventory manufacturers for damages arising from purchases of substandard product.

     Internal Revenue Service ("IRS") Review

     Revenue derived from sales of the Company's manufactured chassis is subject to Federal excise tax. The Company uses certain estimates and valuation assumptions in calculating excise tax liabilities. On July 3, 1997, the IRS notified Ajax of an assessment totaling $1,722,000 (which includes $287,000 of penalties). Ajax is reviewing the assessment and underlying correspondence and intends to contest this assessment in a vigorous fashion. The review is in its early stages and, accordingly, the Company cannot predict the ultimate outcome of this matter. Accordingly, the Company has not established a liability for this matter. In the event that the IRS asserts a successful claim for deficient payments as a result of their review and assuming a definitive agreement as described in Note 11 is consummated, the Company will be indemnified for such liabilities by the Stockholder under terms of the sale agreement discussed in
Note 11, if such a sale is consummated.

     11. Sale of Company. On August 11, 1997 the Company's Stockholder executed an agreement to sell the Company to an independent third party, Standard Automotive Corporation ("SAC"), for consideration approximating $23.9 million. The exact purchase price is subject to adjustment by the parties and will be based on the financial position of the Company as of the closing date. The amount of the contested IRS assessments discussed in Note 10 will be placed in escrow pending the settlement of the matter.

     In connection with the sale, the Company will execute a lease with its Stockholder for an initial term of five years with four renewal options totaling twenty years. The estimated annual base rent over the initial term will be $600,000.

     The Company's earnings per share data has been determined using the outstanding common shares of SAC (equal to the capitalization of SAC prior to the Acquisition) for the fiscal years ended March 31, 1995, 1996 and 1997.


     12. Unaudited Interim Statements

     The financial statements as of June 30, 1997 and for the three month periods ended June 30, 1996 and 1997 are unaudited; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.

================================================================================

No Underwriter, dealer, sales person or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                   ----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    9
The Acquisition ...........................................................   16
Use of Proceeds ...........................................................   17
Dividend Policy ...........................................................   17
Capitalization ............................................................   18
Dilution ..................................................................   19

Selected Financial Data ...................................................   21
Unaudited Selected Pro Forma Financial Data ...............................   22
Management's Discussion and Analysis of
  Results of Operations and Financial Condition ...........................   25
Business ..................................................................   30
Management ................................................................   37
Principal Shareholders ....................................................   41
Certain Transactions ......................................................   42
Description of Securities .................................................   43
Shares Eligible for Future Sale ...........................................   48
Certain Federal Income Tax Consequences ...................................   49
Underwriting ..............................................................   52
Legal Matters .............................................................   54
Experts ...................................................................   54
Additional Information ....................................................   54
Index to Financial Statements .............................................   55

                                   ----------

Until _______, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


                               STANDARD AUTOMOTIVE
                                   CORPORATION


                        1,300,000 shares of Common Stock


                               1,000,000 shares of
                        Convertible Redeemable Preferred
                                      Stock


                                   ----------
                                   PROSPECTUS
                                   ----------


                               NATIONAL SECURITIES
                                  CORPORATION


                                __________, 1997


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the AMEX filing fee, the amounts set forth below are estimates.

    Securities and Exchange Commission
       registration fee .........................................  $   9,114
    AMEX filing fee .............................................     20,000
    NASD filing fee .............................................      3,508
    Printing and engraving expenses .............................    100,000*
    Legal fees and expenses .....................................    400,000*
    Accounting fees and expenses ................................    100,000*
    Blue Sky fees and expenses ..................................      5,000*
    Transfer agent fees and expenses ............................      5,000*
    Miscellaneous Expenses ......................................     17,378*
    Total .......................................................  $ 660,000
                                                                    ========

----------
* Estimated.

Item 14. Indemnification of Directors and Officers

     The    Section    of    the    Prospectus    entitled    "Description    of
Securities--Indemnification of Officers and Directors" is hereby incorporated herein by this reference.

     Reference is made to Section __ of the form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

     In March 1997, the Company issued an aggregate of 2,067,500 shares of Common Stock to Karl Massaro, William Merker, Steven Merker and Andrew Levy in connection with its organization. The Company believes that the issuance of such shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) thereof as a transaction not involving a public offering.

     On August 8, 1997, the Company sold $325,000 in aggregate principal amount of Notes (the "Bridge Notes") to 11 third party investors. The Company believes that the issuance of the Bridge Notes is exempt from the registration requirements of the Act, pursuant to Section 4(2) thereof as a transaction not involving a public offering. Upon closing of this Offering, the Company will issue to the holders of the Bridge Notes a number of shares of Common Stock determined by dividing such principal amount by the initial public offering price per share of the Common Stock offered hereby. The Company believes that the issuance of such shares will be exempt from the registration requirements of the Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

     Upon closing of this Offering, the Company will grant options to purchase up to 50,000 shares of Common Stock to Mr. Carl Massaro. The Company believes that the grant of such options is exempt from the registration requirements of the Act pursuant to Section 4(2) thereof as a transaction not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits:

  Exhibit No.                              Description of Exhibit
  -----------                              ----------------------

      1.1   Form of Underwriting Agreement**

      1.2   Form of Selected Dealer Agreement**


      3.1   Amended and Restated Certificate of Incorporation of the Company*

      3.2 Form of Certificate of Designation, Preferences and Rights of 8 1/2% Senior Convertible Redeemable Preferred Stock*

      3.3   By-Laws of the Company*


      4.1   Form of Common Stock Certificate**

      4.2   Form of Representative's Warrant**

      5.1   Opinion of Phillips Nizer Benjamin Krim & Ballon LLP**


      10.1 Stock Purchase and Redemption Agreement between Standard Automotive Corporation and Carl Massaro dated August 11, 1997*

      10.2 Form of Employment Agreement between the Company and Karl Massaro dated _______, 1997*

      10.3 Form of Consulting Agreement between the Company and Carl Massaro dated _______, 1997*

      10.4 Form of Employment Agreement between the Company and Steven Merker dated _______, 1997*

      10.5  Form  of  Lease   between  the  Company  and  Carl   Massaro   dated
            ____________, 1997*


      10.6 Form of Option Agreement dated _________ 1997 between the Company and Carl Massaro**


      10.7  1997 Incentive Stock Option Plan*

      10.8 Advisory Agreement between the Company and Barclay Partners LLC dated ___________, 1997*


      10.9 Advisory Agreement between the Company and Redstone Capital Corp. dated ___________, 1997*


      10.10 Redemption Note to be executed by the Company in favor of Carl Massaro dated _______, 1997.*

      10.11 Security Agreement between the Company and Carl Massaro dated _______, 1997.*

      10.12 Guaranty made by the Company in favor of Carl Massaro dated ______, 1997.*


      10.13 Escrow Agreement among the Company, Carl Massaro and Phillips Nizer Benjamin Krim & Ballon LLP dated _______, 1997.*

      23.1  Consent of BDO Seidman, LLP*

      23.2  Consent of BDO Seidman, LLP*


      23.3  Consent of Phillips  Nizer  Benjamin  Krim & Ballon LLP (included in
            Exhibit 5.1)**


      24.1  Power of Attorney (included in Part II)


----------

*    Filed herewith

**   To be filed by amendment

     (b) Financial Statement Schedules:

     All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1)  For  purposes  of  determining   any  liability  under  the  Act,  the
information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof


     The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof;

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on September 3, 1997.


                                       STANDARD AUTOMOTIVE CORPORATION


                                       By:         /s/              *
                                          ------------------------------------
                                          Karl Massaro, President and Director


                               POWER OF ATTORNEY



     In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates stated.


           Signature                    Titles                        Date
           ---------                    ------                        ----


               *                   Director                    September 3, 1997
--------------------------------
          Roy Ceccato

               *                   President and Director      September 3, 1997
--------------------------------
         Karl Massaro

       /s/ Steven Merker           Chairman of the Board,      September 3, 1997
--------------------------------   Treasurer and
                                   Chief Financial
                                   and Accounting Officer      September 3, 1997

               *                   Vice President, Secretary   September 3, 1997
--------------------------------   and Director


               *                   Director                    September 3, 1997
--------------------------------
         Joseph Spinell


*By: /s/ Steven Merker
----------------------
         Steven Merker
        Attorney-in-Fact

                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Standard Automotive Corporation
Hillsborough Township, New Jersey

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 3, 1997 (July 3, 1997 as to the last paragraph of Note 10 and August 11, 1997 as to Note 11), relating to the financial statements of Ajax Manufacturing Company which is contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                       /s/ BDO SEIDMAN, LLP
                                       BDO SEIDMAN, LLP


                                       Woodbridge, New Jersey
                                       September 3, 1997

                                                                    Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Standard Automotive Corporation
Hillsborough Township, New Jersey

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 1997, relating to the financial statement of Standard Automotive Corporation which is contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                       /s/ BDO SEIDMAN, LLP
                                       BDO SEIDMAN, LLP


                                       Woodbridge, New Jersey
                                       September 3, 1997